UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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Kadant Inc.

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KADANT INC. One Technology Park Drive Westford, MA 01886 USA Tel: +1 978-776-2000 www.kadant.com

March 31, 2017

Dear Stockholder:

I am pleased to invite you to attend the 2017 annual meeting of stockholders of Kadant Inc. The meeting will be held on Wednesday, May 17, 2017 at 2:30 p.m. at our corporate offices located at One Technology Park Drive, Westford, Massachusetts 01886. Details regarding the business to be conducted at the meeting are described in the enclosed notice of the meeting and proxy statement.

We make our proxy materials available over the Internet and stockholders will receive a notice describing the Internet availability of our proxy materials. The notice contains instructions for accessing our proxy materials over the Internet or requesting a paper copy of the proxy materials by mail. Our proxy materials include this proxy statement and our 2016 annual report to stockholders, containing our audited financial statements and information about our business.

Your vote is very important. Whether or not you plan to attend the meeting in person, you can ensure your shares of our common stock are voted at the meeting by submitting your instructions by telephone, the Internet, or in writing by returning your proxy card or voting form.

Thank you for your support and continued interest in Kadant.

Sincerely,

WILLIAM A. RAINVILLE

Chairman of the Board

KADANT INC. One Technology Park Drive Westford, MA 01886 USA Tel: +1 978-776-2000 www.kadant.com

March 31, 2017

To Stockholders of

KADANT INC.

NOTICE OF ANNUAL MEETING

The 2017 annual meeting of stockholders of Kadant Inc. will be held on Wednesday, May 17, 2017, at 2:30 p.m. at our corporate office located at One Technology Park Drive, Westford, Massachusetts 01886. The purpose of the meeting is to consider and take action upon the following matters:

1.	to elect two directors, constituting the entire class of directors to be elected for a three-year term expiring in 2020;

2.	to approve, by non-binding advisory vote, our executive compensation;

3.	to recommend, by non-binding advisory vote, the frequency of future executive compensation advisory votes;

4.	to approve our annual cash incentive plan;

5.	to approve the amendment and restatement of our amended and restated 2006 equity incentive plan;

6.	to ratify the selection of KPMG LLP by the audit committee of our board of directors as our company’s independent registered public accounting firm for the 2017 fiscal year; and

7.	to vote on such other business as may properly be brought before the meeting and any adjournment of the meeting.

The record date for the determination of the stockholders entitled to receive notice of and to vote at the meeting is March 21, 2017. Our stock transfer books will remain open.

Our bylaws require that the holders of a majority of the shares of our common stock, issued and outstanding and entitled to vote at the meeting, be present in person or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. Accordingly, it is important that your shares be represented at the meeting regardless of the number of shares you may hold. Whether or not you plan to attend the meeting in person, please ensure that your shares of our common stock are present and voted at the meeting by submitting your instructions by telephone, the Internet, or in writing by completing, signing, dating and returning your proxy card or voting form.

This notice, the proxy and proxy statement are sent to you by order of our board of directors.

SANDRA L. LAMBERT

Vice President, General Counsel and Secretary

PROXY STATEMENT

We are furnishing this proxy statement in connection with the solicitation of proxies by the board of directors of Kadant Inc. for use at our 2017 annual meeting of stockholders to be held on Wednesday, May 17, 2017, at 2:30 p.m. at our corporate offices located at One Technology Park Drive, Westford, Massachusetts 01886, and at any adjournment of that meeting. The mailing address of our executive office is One Technology Park Drive, Westford, Massachusetts 01886. The notice of annual meeting, this proxy statement and the enclosed proxy are being first furnished to our stockholders on or about March 31, 2017.

INTERNET AVAILABILITY OF PROXY MATERIALS

Our proxy materials are available over the Internet. You will receive a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and 2016 annual report to stockholders, and submit your proxy. The Notice of Internet Availability also provides information on how to request paper copies of our proxy materials if you prefer. If you have previously requested a paper copy of the proxy materials, you will receive a paper copy of our proxy materials by mail. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials electronically unless you elect otherwise.

VOTING PROCEDURES

Purpose of Annual Meeting

Stockholders entitled to vote at the 2017 annual meeting will consider and act upon the matters outlined in the notice of meeting accompanying this proxy statement, including the election of two individuals constituting the entire class of directors to be elected for a three-year term expiring in 2020 (Proposal 1); approval, by non-binding advisory vote, of our executive compensation (Proposal 2); to recommend, by non-binding advisory vote, the frequency of future executive compensation advisory votes (Proposal 3); approval of our annual cash incentive plan (Proposal 4); approval of the amendment and restatement of our amended and restated 2006 equity incentive plan (Equity Plan) (Proposal 5); and ratification of the selection of KPMG LLP as our independent registered public accounting firm for the 2017 fiscal year (Proposal 6).

Voting Securities and Record Date

Only stockholders of record at the close of business on March 21, 2017, are entitled to vote at the meeting or any adjournment of the meeting. Each share is entitled to one vote. Our outstanding capital stock entitled to vote at the meeting (which excludes shares held in our treasury) as of March 21, 2017, consisted of 10,997,647 shares of our common stock, $.01 par value per share.

Quorum

The holders of a majority of the shares of our common stock that are issued and outstanding and entitled to vote at the meeting constitute a quorum for the transaction of business at the meeting. If a quorum is not present, the meeting will be adjourned until a quorum is obtained. For purposes of determining the presence or absence of a quorum, abstentions, withhold votes or do not vote instructions, and broker non-votes (where a broker or nominee does not exercise discretionary authority to vote on a proposal) will be counted as present.

Manner of Voting

Each share of common stock you hold is entitled to one vote for or against a proposal. Shares entitled to be voted at the meeting can only be voted if the stockholder of record of such shares is present at the meeting, returns a signed proxy card, or authorizes proxies to vote his or her shares by telephone or over the Internet. Shares represented by valid proxy will be voted in accordance with your instructions. If you choose to vote your shares by telephone or over the Internet, you may do so until 11:59 p.m. Eastern time on Tuesday, May 16, 2017, by following the instructions on the proxy card or the Notice of Internet Availability.

You may revoke your proxy at any time before the shares are voted at the meeting by entering new voting instructions by telephone or over the Internet before 11:59 p.m. Eastern time on Tuesday, May 16, 2017, by written notice received by our corporate secretary before the meeting, by executing and returning a new proxy bearing a later date or by voting by ballot at the meeting. Attendance at the meeting without voting by ballot will not revoke a previously submitted proxy.

You may specify your choices by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted in accordance with the recommendations of our board of directors and as the individuals named as proxy holders on the proxy card deem advisable on all other matters that may properly come before the meeting. The board of directors recommends that you vote for the listed nominees for director; for approval of our executive compensation; for an annual vote on the frequency of future advisory votes on executive compensation; for approval of our annual cash incentive plan; for approval of the amendment and restatement of our Equity Plan; and for ratification of the selection of our independent registered public accounting firm.

If you hold your shares in “street name” through a broker, bank or other representative, generally the broker or other representative may only vote the shares that it holds for you in accordance with your instructions. However, if the broker or other representative has not timely received your instructions, it may vote on certain matters for which it has discretionary voting authority. The vote on election of directors, the advisory vote on executive compensation, the advisory vote on the frequency of future advisory votes on executive compensation, the approval of our annual cash incentive plan, and approval of the amendment and restatement of our Equity Plan are all non-discretionary voting matters and your broker will be unable to vote on these matters without receiving your instructions. The vote to ratify the selection of our independent registered public accounting firm is a discretionary matter and your broker has discretionary authority to vote on that proposal. Your broker or other representative will generally provide detailed voting instructions with your proxy materials. These instructions may include information on whether your shares can be voted by telephone or over the Internet and the manner in which you may revoke your votes.

Vote Required

Assuming a quorum is present at the meeting, the vote required to adopt each of the proposals is as follows:

•	Election of Directors (Proposal 1). The election of directors is determined by a majority of the votes cast in person or by proxy by the stockholders entitled to vote on the election of directors in an uncontested election. Under our bylaws, a nominee will be elected to the board of directors if the votes cast “for” the nominee’s election exceed the votes cast “against” the nominee’s election. Abstentions and broker non-votes are not counted as votes “for” or “against” a nominee and will have no effect upon the outcome of the vote on the election of directors. If an uncontested incumbent nominee receives a majority of votes “against” his election, the director must tender his resignation to the board of directors. The board of directors will then decide whether to accept the resignation within 90 days following certification of the stockholder vote. We will publicly disclose the board of directors’ decision and its reasoning regarding the offered resignation.

•	Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation (Proposal 3). The advisory vote on the frequency of future executive compensation advisory votes is determined by whichever of the three frequency options (one year, two years or three years) receives the highest number of votes cast by the holders of the shares present or represented by proxy at the meeting and voting on the matter. Under our bylaws, abstentions and broker non-votes will have no effect on determining which frequency option has received the highest number of votes cast on the matter.

•

All Other Matters: Advisory Vote on Executive Compensation (Proposal 2), Approval of Our Annual Cash Incentive Plan (Proposal 4), Approval of the Amendment and Restatement of Our Equity Incentive Plan (Proposal 5) and Ratification of the Selection of Our Independent Registered Public Accounting Firm (Proposal 6). The advisory vote on our executive compensation, approval of our annual cash incentive plan, approval of the amendment and restatement of our Equity Plan and the ratification of the selection of our independent registered public accounting firm are determined by a majority of the votes cast by the holders of the shares present or represented by proxy at the meeting and voting on each matter. Under our bylaws, abstentions and broker non-votes will have no effect on the determination of whether stockholders have approved these proposals.

Multiple Stockholders per Household

When more than one stockholder share the same address, we will deliver only one notice describing the Internet availability of our proxy materials to that address, unless we have been instructed to the contrary by the stockholders. Similarly, beneficial owners with the same address who hold their shares in street name through a broker, bank or other representative may have elected to receive only one copy of the notice at that address. We will promptly send a separate copy of the notice, our annual report or proxy statement to you if you request one by writing or calling us at Kadant Inc., One Technology Park Drive, Westford, Massachusetts 01886 (telephone: 978-776-2000). If you are receiving multiple copies and would like to receive only one copy for your household in the future, you should contact your broker, bank or other representative if you hold shares in street name, or contact our transfer agent, American Stock Transfer & Trust Company, Shareholder Services Department, 6201 15th Avenue, Brooklyn, New York 11219 (telephone: 718-921-8124 or 800-937-5449) if you hold shares in your own name.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors is divided into three classes of directors serving staggered three-year terms, with each class being as nearly equal in number as possible. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires.

Our board of directors has nominated John M. Albertine and Thomas C. Leonard for election as directors for the three-year term expiring at the 2020 annual meeting of stockholders. Dr. Albertine and Mr. Leonard are currently members of our board of directors. If either nominee becomes unable to serve as a director, the proxy holders may vote the proxy for the election of a substitute nominee to be designated by our board of directors. We do not expect that either nominee will be unable to serve. Directors serve until the expiration of their terms and until their successors have been elected and qualified or until their earlier resignation, death or removal in accordance with our bylaws.

Our board of directors believes that the election of Dr. Albertine and Mr. Leonard as directors is in the best interests of our company and our stockholders and recommends a vote FOR their election.

Information regarding the names, ages, principal occupations and employment during the past five years of each of our directors is provided below. We have also included information about each director’s specific experience, qualifications, attributes or skills that led the board of directors to conclude that he should serve as a director. Unless we have specifically noted below, no corporation or organization referred to below is a subsidiary or affiliate of ours. There are no family relationships among any of our directors and executive officers. Information on the stock ownership of our directors is provided in this proxy statement under the heading “Stock Ownership.” Information regarding the compensation of our directors is provided in this proxy statement under the heading “Director Compensation.”

Nominees for Director for the Three-Year Term That Will Expire in 2020

John M. Albertine	Dr. Albertine, 72, has been a member of our board of directors since June 2001 and is chairman of our compensation committee and one of the board’s designated “audit committee financial experts.” Dr. Albertine has been the chairman and chief executive officer of Albertine Enterprises, Inc., a Washington, D.C.-based public policy consulting and merchant-banking firm, since 1990. He also has served since 2005 as a principal of JJ&B, LLC, a Washington, D.C.-based investment bank he founded that provides finance, public policy and legal assistance to clients, and since 2004 as the executive chairman of Global Delta, LLC, a Washington, D.C.-based government contractor specializing in advanced sensor radio frequency and electro-optical technologies. Dr. Albertine is currently a director of Intersections Inc., a publicly-traded global provider of consumer and corporate identity risk management services, and serves as chairman of its risk committee. Dr. Albertine also served for 10 years ending in 2013 as a trustee and vice-chairman of the Virginia Retirement System, a public pension fund; and as a member of the Governor’s Board of Economic Advisors for the State of Virginia for two terms ending in 2014. Dr. Albertine holds a Ph.D. in economics from the University of Virginia. We believe Dr. Albertine’s qualifications to serve on our board of directors include his knowledge of the economy, capital markets and diverse businesses, his service as a director on several other public company boards and as chairman of the board of two of those public companies during his business career, and his education as an economist.
Thomas C. Leonard	Mr. Leonard, 62, has been a member of our board of directors since June 2005, is the chairman of our audit committee and is one of the board’s designated “audit committee financial experts.” From February 2013 through January 2016, Mr. Leonard was the chief financial officer and chief accounting officer of Dynasil Corporation of America, a publicly-traded company that develops and manufactures detection and analysis technology, precision instruments and optical components for homeland security, medical and industrial markets. In February 2016, Mr. Leonard was appointed a director of Dynasil Corporation of America. From July 2008 until March 2012, Mr. Leonard was the senior vice president-finance, treasurer and chief financial officer of Pennichuck Corporation, a publicly-traded water utility holding company. From 2006 until June 2008, he was a vice president of CRA International, a consulting firm, where he specialized in forensic accounting. He was previously a managing director specializing in forensic accounting and dispute resolution at Huron Consulting Group LLC, a publicly-traded management consulting firm, from 2002 to 2006. Previously, Mr. Leonard was a senior partner at Arthur Andersen LLP, an independent public accounting firm, from 1987 through 2002 and served as partner-in-charge of its New England assurance and business advisory practice. Mr. Leonard is a certified public accountant. We believe Mr. Leonard’s qualifications to serve on our board of directors include his expertise in finance and accounting.

Our directors listed below are not up for election this year and will continue in office for the remainder of their specified term of office or until their earlier resignation, death or removal in accordance with our bylaws.

William P. Tully

Term Expires May 2018

Dr. Tully, 76, has been a member of our board of directors since December 2010. Dr. Tully has been emeritus provost, vice president and professor of the State University of New York, College of Environmental Science and Forestry (SUNY-CESF), at Syracuse, New York since 2005. He first joined SUNY-CESF in 1966 as a professor and served in several capacities during his tenure. He served as head of the Division of Engineering at SUNY-CESF for 25 years and as college-wide provost, vice president for 20 years, and in these roles had responsibility for undergraduate, graduate and continuing education and similar programs. From 2000 to 2008, Dr. Tully was also director of the Joachim Center for Forestry Industry, Economy and Environment located at SUNY-CESF, which focuses on improving the understanding and resolution of environmental problems facing the pulp and paper and related forestry industries. He was also the State University of New York Chancellor’s appointee to the Board of Governors of the New York Sea Grant Institute of the National Oceanic and Atmospheric Administration from 1987 to 2016. We believe Dr. Tully’s qualifications to serve on our board of directors include his academic background and extensive study and knowledge of the paper industry, his experience providing private entrepreneurial consulting advice to companies in the paper industry and his expertise in understanding, assessing and developing new technologies and applications for the pulp and paper industry.
Jonathan W. Painter

Term Expires May 2019

Mr. Painter, 58, has been our chief executive officer and a member of our board of directors since January 2010 and our president since September 2009. Prior to becoming our president, Mr. Painter was our executive vice president from 1997 to September 2009, and from 2007 to September 2009 had supervisory responsibility for our stock-preparation and fiber-based products businesses. He also served as president of our composites building products business from 2001 until its sale in 2005. Mr. Painter was our treasurer and the treasurer of Thermo Electron Corporation (now named Thermo Fisher Scientific Inc., “Thermo”), a manufacturer of high-tech instrumentation, from 1994 to 1997. Prior to 1994, Mr. Painter held various managerial positions with our company and Thermo. Mr. Painter also serves as a director of Graham Corporation, a publicly-traded designer and manufacturer of vacuum and heat transfer equipment for energy markets and process industries worldwide. We believe Mr. Painter’s qualifications to serve on our board of directors include his diverse experience in operations, finance and corporate strategy, as well as his role as our chief executive officer.

William A. Rainville

Term Expires May 2019

Mr. Rainville, 75, has been chairman of our board of directors since 2001 and a member of our board of directors since 1992. Until his retirement as an employee in January 2011, he had served as our executive chairman of the board since 2001. He also served as our president until September 2009 and our chief executive officer until January 2010, positions he held since our incorporation in 1991. Mr. Rainville was chief operating officer, recycling and resource recovery, of Thermo from 1998 until our spinoff from Thermo in August 2001. He joined Thermo in 1972 and also served previously as a senior vice president and vice president. We believe Mr. Rainville’s qualifications to serve on our board of directors include his decades of experience in the paper industry, including as our chief executive officer for 19 years.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking that our stockholders cast an advisory vote on the executive compensation of our named executive officers, usually referred to as “say-on-pay.” This proposal is required by Section 14A of the Securities Exchange Act of 1934, as amended (the Exchange Act). Our board of directors recommended, and our stockholders agreed in 2011, that our stockholders cast an advisory vote once every year on the executive compensation of our named executive officers. We believe it is appropriate to seek the views of our stockholders on the design and effectiveness of our executive compensation program, as described in this proxy statement.

Our compensation philosophy is described in the Compensation Discussion and Analysis contained in this proxy statement. Our goal is to attract and retain a talented leadership group and we seek to accomplish this goal with a compensation program that rewards performance and is aligned with our stockholders’ long-term interests. Our program emphasizes compensation linked to objective performance measures, which we believe are linked in turn to the creation of stockholder value. Highlights of our compensation program include the following:

•	Cash compensation in the form of base salary and an annual performance-based cash incentive opportunity (bonus). We use objective financial measures based on earnings per share growth and return on average stockholders’ equity to determine our executives’ annual performance-based bonus.

•	Equity compensation to reward performance and retain key personnel. We annually award performance-based restricted stock units that use objective financial measures based on earnings before interest, taxes, depreciation and amortization (EBITDA). All performance-based awards are subject to additional time-based vesting periods once the performance goals have been met. We also may use equity compensation in other forms that are intended to promote retention of our key personnel, and for this purpose have used stock options and time-based restricted stock units.

•	All our named executive officers are employees-at-will. None of our current named executive officers have an employment agreement or severance agreement, other than an agreement that provides benefits upon termination of employment following a change in control.

We believe that our executive compensation program provides compensation opportunities that reflect our company’s performance and align the pay of our executives with the long-term interests of our stockholders. Our recent financial performance has yielded strong returns and our stock price was $61.20 at the end of our 2016 fiscal year, as compared to $40.61 at the end of our 2015 fiscal year. For the five-year period to the end of our 2016 fiscal year, our stock price increased at an average compounded annual growth rate of 22%. For fiscal 2016, our corporate performance measures resulted in our named executive officers earning above target performance-based cash bonus awards and approximately target pay-outs under our performance-based equity award program.

Our board of directors is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to our company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding upon the board of directors. The outcome of this advisory vote will not overrule any decision by our company or our board of directors (or any of its committees), create or imply any change to the fiduciary duties of our company or our board of directors (or any of its committees), or create or imply any additional fiduciary duties for our company or our board of directors (or any of its committees). However, our compensation committee, which is responsible for designing and administering our executive compensation program, and our board of directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Recommendation

Our board of directors recommends a vote FOR Proposal 2. Proxies solicited by our board of directors will be voted FOR the proposal unless stockholders otherwise specify to the contrary on their proxy.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF FUTURE EXECUTIVE COMPENSATION ADVISORY VOTES

We are also asking that our stockholders provide an advisory vote on how frequently we should seek future “say-on-pay” advisory votes on the compensation of our named executive officers, as required by Section 14A of the Exchange Act. By voting on this Proposal 3, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two or three years.

In 2011, our board recommended, and our stockholders approved by non-binding advisory vote, that our executive compensation be submitted to our stockholders for an advisory vote annually. After careful consideration, our board continues to believe that an annual advisory vote on executive compensation is the most appropriate alternative for our company, and our board recommends that you vote for a one-year frequency for future advisory votes on executive compensation.

In considering its recommendation, our board considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct and immediate input on our compensation philosophy, policies and practices as disclosed in our proxy statement each year.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote on Proposal 3.

Recommendation

Our board of directors believes that an annual advisory vote on executive compensation is in the best interests of our company and stockholders and recommends you vote FOR the frequency option of ONE YEAR. Proxies solicited by our board of directors will be voted FOR the frequency option of ONE YEAR unless stockholders otherwise specify to the contrary on their proxy.

PROPOSAL 4

APPROVAL OF OUR ANNUAL CASH INCENTIVE PLAN

We are asking our stockholders to approve our annual cash incentive plan (Plan) for the payment of performance-based annual cash compensation. Annual cash incentive compensation is a key component of our compensation program and is objectively determined using performance-based financial measures selected by our compensation committee. We are requesting approval by our stockholders of the material terms of the performance goals under the Plan so that certain annual cash incentive awards granted under the Plan may qualify as tax-deductible performance-based compensation under Section 162(m) (Section 162(m)) of the Internal Revenue Code of 1986, as amended (Internal Revenue Code). The Plan is a very important part of our overall compensation strategy and is discussed in further detail in the “Compensation Discussion and Analysis” contained in this proxy statement.

Section 162(m) limits to $1 million the amount we may deduct in any one year for compensation paid to a “covered employee,” which for purposes of Section 162(m) generally means the chief executive officer and each of the three other most highly compensated executive officers (other than the chief financial officer) as of the last day of our fiscal year. However, if compensation qualifies as “performance-based” under Section 162(m), it is not subject to the limitation on deductibility, provided that certain conditions are met. One of the conditions requires the material terms of the performance measures permitted to be used to determine performance-based compensation to be disclosed to and approved by our stockholders every five years.

Summary of the Plan

The following is a summary of the material features of the Plan. This summary is qualified in its entirety by reference to the complete text of the Plan set forth as Annex B to this proxy statement.

General Description of the Plan

With respect to any award under the Plan, our compensation committee:

•	selects the executive officers, officers or other key employees eligible to receive awards and determines the times at which awards are made;

•	determines the performance period applicable to the award (which may coincide with our fiscal year or be for another period of time designated by our compensation committee);

•	establishes the performance goals that must be achieved in order for awards to be paid under the Plan;

•	determines the extent to which cash payments are actually earned and amounts to be paid upon achievement of performance goals; and

•	establishes the other terms and conditions applicable to any award.

Our compensation committee must establish the performance goals applicable to an award within 90 days of the first day of a performance period and before 25% of the performance period has elapsed. The objective performance goals established by our compensation committee may be based on the attainment of specified levels of one or any combination of the following, which may be absolute or measured against or in relation to other companies comparably, similar or otherwise situated and may be determined pursuant to generally accepted accounting principles (GAAP) or on a non-GAAP basis, as determined by our compensation committee: earnings per share, return on average shareholders’ equity or average assets, earnings, earnings or earnings per share growth, earnings before interest, taxes and amortization (EBITA), earnings before interest, taxes, depreciation and amortization (EBITDA), operating income, operating margins, division income, revenues, expenses, stock price, market share, return on sales, assets, equity, or investment, achievement of balance sheet or income statement objectives, net cash provided from continuing operations, stock price appreciation, total shareholder return, strategic initiatives, cost control, net operating profit after tax, pre-tax or after-tax income, cash flow, net income, financial ratios contained in our company’s debt instruments, and any other objective goals established by our compensation committee, with respect to awards not required to qualify under Section 162(m). The performance goals established by our compensation committee may take the form of absolute goals or goals relative to past performance of our company or the current or past performance of one or more other companies comparable or similarly situated to our company or of an index covering multiple companies. The performance goals may be particular to a participant, or the department, branch, line of business, subsidiary, segment or other unit in which the participant is employed or for which the participant has supervisory responsibility. To the extent not inconsistent with the qualification of an award as performance-based compensation under Section 162(m), our compensation committee may also specify that the performance goals exclude or be adjusted to reflect any one or more of (i) extraordinary items or other unusual or non-recurring items, (ii) discontinued operations, (iii) gains or losses on the dispositions of operations, (iv) effects of changes in accounting principles, (v) the write-down of any asset or other impairment, (vi) the effect of foreign currency fluctuations, and (vii) charges for restructuring and rationalization programs.

Following the end of each performance period, our compensation committee determines whether the performance goals were achieved and, based upon the level of achievement, the total amount available for payout. Our compensation committee, in its sole discretion, may reduce the size or eliminate the total amount payable to a participant pursuant to an award. The maximum payment to any participant in accordance with the terms of any award granted under the Plan may not exceed $5 million in any calendar year. Award payments may be made to participants only upon the achievement of the applicable performance goals, although our compensation committee may waive the achievement of performance goals in the event of the death, disability, a change in control of our company or, for awards not required to comply with Section 162(m), such other events as our compensation committee may deem appropriate.

Our compensation committee uses the Plan to award annual incentive cash compensation to all our executive officers and to selected other officers who have principally corporate responsibilities. Currently, we have nine officers that participate in the Plan. Although Section 162(m) only limits deductibility for compensation paid to the chief executive officer and the three other most highly paid executive officers (other than the chief financial officer), our compensation committee applies the selected performance goals to all our executive officers.

The amounts of any awards that may be payable to eligible employees under the Plan in future years cannot currently be determined.

The Plan does not limit the ability of our compensation committee to award or pay other forms of compensation, including, but not limited to salary, bonus or other stock-based compensation, under other plans, programs or arrangements.

Amendment and Termination

Our compensation committee may at any time amend or terminate the Plan, so long as the amendment or termination does not adversely affect the rights of participants in the Plan with respect to bonus awards that are outstanding, except to the extent necessary to comply with Section 409A of the Internal Revenue Code (Section 409A). Any amendment to the Plan must be approved by our stockholders if required by Section 162(m).

Administration

The Plan is administered by our compensation committee. All the members of our compensation committee are required to be independent of our management, as required by the rules of the New York Stock Exchange (NYSE), and all are considered “outside directors” within the meaning of Section 162(m).

Our compensation committee has the full authority, in its sole discretion, to administer and interpret the Plan and to prescribe, amend and rescind rules and regulations, and to make all other determinations deemed necessary or advisable for the administration of the Plan. The determinations of our compensation committee are conclusive, final and binding with respect to the administration of the Plan.

Certain Federal Income Tax Consequences

The following summarizes the operation of Section 162(m), but does not attempt to describe all tax consequences of the Plan. Section 162(m) denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the chief executive officer and the three other most highly paid executive officers (other than the chief financial officer) of a publicly-traded corporation. Certain types of compensation, including compensation based on objectively-measured performance goals, are exempted from this limitation on deductibility. In order for compensation to qualify for the exemption, (i) it must be paid solely on account of the attainment of one or more pre-established objective performance goals, (ii) the performance goals must be established by a committee consisting solely of two or more outside directors, (iii) the material terms of the performance goals under which the compensation is to be paid, must be disclosed to and approved by stockholders in a separate vote prior to payment, and (iv) prior to payment, the compensation committee must certify in writing that the performance goals and other material terms were in fact satisfied.

We believe that, if the Plan is approved by our stockholders, any compensation paid in accordance with the Plan will continue to qualify as performance-based compensation and therefore be deductible by our company.

Recommendation

Our board of directors believes that approval of our annual cash incentive plan is in the best interests of our company and stockholders and recommends a vote FOR approval of Proposal 4. Proxies solicited by our board of directors will be voted FOR the proposal unless stockholders otherwise specify to the contrary on their proxy.

PROPOSAL 5

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR AMENDED

AND RESTATED 2006 EQUITY INCENTIVE PLAN

Introduction

We are asking stockholders to approve the amendment and restatement of our 2006 amended and restated equity incentive plan (Equity Plan). Our board and stockholders initially approved our Equity Plan in 2006 and our stockholders have subsequently re-approved our Equity Plan from time to time, most recently at our 2014 annual meeting of stockholders.

We are not seeking approval for an increase in the number of shares available for issuance under our Equity Plan. Instead, we are seeking approval of the amendment and restatement to better align our Equity Plan with current practices in equity compensation programs and to meet the stockholder approval requirements of Section 162(m) and a French law known as the Loi Macron (Macron Law), as described below. The amendment and restatement includes the following two amendments:

•	an amendment to limit the maximum aggregate value of awards granted under the Equity Plan (based on their grant date fair value for financial reporting purposes) and cash payable to any individual non-employee director in any fiscal year to $750,000; and

•	an amendment to incorporate minimum vesting periods of one year for any stock options and stock appreciation rights (SARs) granted under the Equity Plan, subject to a de minimis exception permitting shorter vesting periods in particular circumstances.

In addition, we are seeking stockholder approval for the following purposes:

•	approval of the material terms of the performance goals contained in our Equity Plan, as required under Section 162(m) every five years; and

•	approval for purposes of meeting the stockholder authorization requirements of French law in order to grant qualified awards to our employees in France.

Non-employee Director Compensation Limit. Our directors recently reviewed competitive practices in director compensation programs, including the trend toward stockholder-approved caps on non-employee director compensation, and recommended amending our Equity Plan to reflect this practice. Within the limit set by the cap, our board of directors will continue to review and set director compensation, comprised of cash retainers and equity awards, to be comparable to our peer compensation companies and consistent with its compensation philosophy in order to attract and retain well-qualified directors. As shown on page 44 of this proxy statement, our current compensation program for non-employee director is well within the proposed limit.

Minimum Vesting Requirements. The vesting provisions of all equity awards granted under the Equity Plan are stated in written agreements with the recipient and are determined at the time of the award by our compensation committee. In general, our equity awards have provided for ratable vesting over a three-year period, with limited exceptions to comply with the tax or regulatory requirements of certain countries (such as France) in which we make awards or other exceptions which our compensation committee believes are in our company’s best interest, such as a shorter-term vesting period for a retiring employee whom we wish to motivate and retain for a specific period. Commentators such as Institutional Shareholder Services recommend that a stockholder-approved minimum vesting provisions of 12 months be included in equity plans in addition to stating the vesting provisions in an award agreement.

Our Equity Plan already includes minimum vesting requirements for awards of restricted stock or restricted stock units (RSUs) that vest solely upon the passage of time and requires that these awards vest ratably over no less than a three-year period. Our board of directors may also grant awards of restricted stock or RSUs covering up to a maximum of 250,000 shares of common stock to which these vesting restrictions do not apply.

If the amendment and restatement of our Equity Plan is approved by stockholders, our Equity Plan will state that stock option awards and SARs granted under our Equity Plan must vest at a minimum of 12 months from the grant date, with the proviso that our compensation committee may provide for a shorter vesting period so long as the shares subject to such awards do not exceed a maximum of 100,000 shares.

Section 162(m) Approval. Section 162(m) prevents a publicly held company from deducting, for federal income tax purposes, compensation in excess of $1 million per year paid to any of its chief executive officers or three other most highly compensation officers (other than the chief financial officer). However, if certain conditions are met, compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1 million deduction limitation. One of the requirements that must be satisfied for compensation to qualify as “performance-based” under Section 162(m) is that the material terms of the performance goals under which the compensation may be paid must be disclosed to and re-approved by our stockholders every five years. These material terms are disclosed below, and stockholder approval of this Proposal 5 is intended to constitute re-approval for purposes of the stockholder approval requirements of Section 162(m).

Approval for French-qualified Awards. In August 2015, France enacted the Macron Law, which allows for more favorable tax and social treatment to companies and employees in France for RSUs that meet the conditions of the Macron Law. French employees granted RSUs that qualify under the Macron Law (French-qualified RSUs) are subject to specific income tax and social security treatment on the income from the French-qualified RSUs, and the French employer may benefit from a lower rate of social security contributions on such income, as opposed to that on RSUs granted under the qualified RSU regime that pre-existed the Macron Law or as non-qualified RSUs. Further, the employer social contributions due on the income from French-qualifed RSUs are due at the time of vesting instead of at the time of grant, which was the case under the pre-Macron Law qualified RSU regime. Among the conditions for granting French-qualified RSUs under the Macron Law is that the French-qualified RSUs are granted pursuant to an equity incentive plan approved by stockholders after August 7, 2015.

Our Equity Plan already provides that our compensation committee has the authority under our Equity Plan to establish sub-plans or to grant awards as it deems necessary or appropriate to comply with the law of other countries and to allow for tax-preferred treatment of awards. Because our Equity Plan was approved by our stockholders before August 7, 2015, in order to position us to take advantage of the Macron Law and grant French-qualified RSUs, our stockholders will need to re-approve our Equity Plan as required under the Macron Law. We are not required to grant French-qualified RSUs in France, and our compensation committee may choose to grant non-qualified awards to the employees of our French subsidiaries in its discretion.

The closing price per share of our common stock on the NYSE on March 27, 2017 was $58.10.

Summary of the Equity Plan

The following is a summary of the principal features of our Equity Plan, as amended and restated including the proposed amendments. This summary is qualified in its entirety by reference to the complete text of the Equity Plan set forth in Annex C to this proxy statement.

Purpose. The purpose of the Equity Plan is to advance the interests of our company and our stockholders by enhancing our ability to attract, retain and motivate individuals who are expected to make important contributions to our company. The Equity Plan is intended to accomplish these goals by enabling us to offer individuals equity ownership opportunities and performance-based incentives that are intended to align their interests with those of our stockholders and to encourage them to continue in our service and to pursue our long-term growth, profitability and financial success.

Effective Date and Term of Equity Plan. The Equity Plan became effective on March 8, 2006 (the date on which the Equity Plan was adopted by our board of directors) and has been subsequently approved and re-approved by our stockholders from time to time since that date, most recently in 2014. No awards may be granted under the Equity Plan after May 20, 2024.

Eligibility and Types of Awards. Employees, officers, directors and consultants of our company and our subsidiaries are eligible to receive stock options, stock appreciation rights, restricted stock, RSUs and other stock-based awards (each, an Award) under the Equity Plan.

Administration. Our Equity Plan is administered by our board of directors, which has delegated its powers to its compensation committee. Our compensation committee has the authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Equity Plan as it deems advisable. Each member of the compensation committee qualifies as (a) an “independent director” for the purposes of our corporate governance guidelines, our compensation committee’s charter and the enhanced independence standards of the NYSE listing requirements, (b) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and (c) an “outside director” within the meaning of Section 162(m).

Shares Available for Award. As of March 20, 2017, the total number of shares of our common stock available for issuance or delivery under the Equity Plan was 506,221 shares. We are not seeking stockholder approval of an increase in the number of shares available under the Equity Plan. Shares issued under the Equity Plan may consist of authorized but unissued shares or treasury shares. For purposes of counting shares available for issuance under the Equity Plan,

•	if any Award is forfeited or cancelled, expires or otherwise terminates without the issuance of shares, the shares associated with the Award will no longer be counted against the maximum share limitation and once again be available for future grants;

•	shares underlying stock appreciation rights will be counted against the maximum share limitation unless they can be settled solely in cash;

•	shares tendered to us to purchase shares upon the exercise of an Award or to satisfy tax withholding obligations will also be added back to the number of shares available under the Equity Plan;

•	Awards settled in cash rather than shares will not be counted against the maximum share limitation; and

•	shares granted in connection with the assumption or substitution of outstanding awards of another company we acquire or combine with our company also will not count against maximum share limitation.

Adjustments. In the event of a corporate transaction that affects our shares, our compensation committee may make adjustments to the number of authorized shares, individual share limitations and exercise prices as it deems appropriate and equitable. Examples of corporate transactions may include any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of common stock other than an ordinary cash dividend.

Individual Participant Limitations. Subject to adjustment in the event of changes in capitalization, reorganization and change in control events, the maximum number of shares of common stock that may be granted to any participant under the Equity Plan is 500,000 per calendar year.

Non-Employee Director Limitations. We are seeking stockholder approval to limit the maximum aggregate value of all compensation granted or paid in any fiscal year to our individual non-employee directors. If approved, the maximum aggregate value of Awards granted under the Equity Plan (calculated as the grant date fair value for financial reporting purposes) and cash payable to any individual non-employee director in any fiscal year will be $750,000.

Minimum Vesting Requirements. Our Equity Plan provides that Awards of restricted stock or RSUs that vest solely upon the passage of time are required to vest ratably over no less than a three-year period. Our compensation committee may also grant Awards of restricted stock or RSUs covering up to a maximum of 250,000 shares of common stock to which these vesting restrictions do not apply.

If the amendment and restatement of our Equity Plan is approved by stockholders, our Equity Plan will provide that Awards of stock options or SARs are required to vest at a minimum of one year from the grant date, with an exception that allows our compensation committee to grant Awards of stock options or SARs covering up to a maximum of 100,000 shares of common stock to which these vesting restrictions do not apply.

Stock Options. A stock option permits the participant to purchase shares at a specified price. A stock option may be granted in the form of an incentive stock option (ISO) within the meaning of Section 422 of the Internal Revenue Code (Section 422) or a “nonstatutory” stock option (not intended to qualify as an ISO). The exercise price of an option must be equal to or greater than 100% of the fair market value of the underlying shares on the date of grant and that the term may not exceed ten years.

Stock Appreciation Rights. A SAR entitles the participant to receive a payment in shares or cash equal to the excess of the fair market value of the shares on the date the SAR is exercised over the SAR exercise price. SARs may be granted alone or in tandem with stock options. The exercise price of a SAR must be equal to or greater than 100% of the fair market value of the shares underlying the SAR on the date of grant and the term may not exceed ten years. We have not issued SARs under our Equity Plan and do not currently have any SARs outstanding.

Restricted Stock and RSUs. Shares issued to a participant subject to vesting requirements are restricted stock. RSUs are contractual rights to receive, at a future date, shares of our common stock, subject to vesting restrictions. Our compensation committee may also condition the vesting of any restricted stock or RSUs on the achievement of one or more performance goals specified below under Performance Awards. Awards of restricted stock or RSUs that vest solely upon the passage of time are required to vest ratably over no less than a three-year period, however our compensation committee may grant up to a maximum of 250,000 shares of restricted stock or RSUs to which these vesting restrictions do not apply. These limitations on vesting do not apply to Awards that vest based on performance as described below.

Performance Awards. Performance awards are granted to a participant that conditions the receipt of cash or stock upon the achievement of performance goals set for a performance period. Our compensation committee determines the eligible participants, the performance goals and the length of the performance period. If a performance Award is intended to meet the requirements of Section 162(m), then the lapsing of restrictions and the distribution of shares pursuant to the Award, as applicable, will be subject to the achievement of one or more objective performance goals established by our compensation committee.

The objective performance goals established by our compensation committee may be based on the attainment of specified levels of one or any combination of the following, which may be absolute or measured against or in relation to other companies comparably, similarly or otherwise situated and which may be determined pursuant to GAAP or on a non-GAAP basis, as determined by our compensation committee, is: earnings per share, return on average shareholders’ equity or average assets, earnings, earnings growth, earnings per share growth, earnings before interest, taxes and amortization (EBITA), earnings before interest, taxes, depreciation and amortization (EBITDA), operating income, operating margins, division income, revenues, expenses, stock price, market share, return on sales, assets, equity or investment, achievement of balance sheet or income statement objectives, net cash provided from continuing operations, stock price appreciation, total shareholder return, strategic initiatives, cost control, net operating profit after tax, pre-tax or after-tax income, cash flow, net income, and financial ratios contained in our debt instruments (collectively, Performance Measures). To the extent permissible under Section 162(m), the measurement of Performance Measures may exclude or be adjusted to reflect any one or more of (i) extraordinary items or other unusual or non-recurring items, (ii) discontinued operations, (iii) gains or losses on the dispositions of operations, (iv) effects of changes in accounting principles, (v) the write-down of any asset or other impairment, (vi) the effect of foreign currency fluctuations, and (vii) charges for restructuring and rationalization programs. The Performance Measures may be described in terms of objectives that are related to the individual participant or objectives that are company-wide or related to a subsidiary or business unit. Even if a performance goal is attained, our compensation committee has the discretion to reduce any Award payment. Our compensation committee may not waive the achievement of a performance goal except in the case of the death or disability of a participant or in such other circumstances as may be permitted under Section 162(m).

Other Stock-Based Awards. Our compensation committee may grant other Awards of shares of common stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of common stock or other property. Subject to the provisions of the Equity Plan, our compensation committee will determine the conditions of each such Award, including any applicable purchase price.

Deferral of Awards. Our compensation committee may permit the deferral of any Award, whether payable in cash or shares, and may accelerate the time at which delivery of all or any part of shares or cash will occur. However, no deferral of gains on the exercise of stock options or stock appreciation rights is permitted under the Equity Plan.

Repricing. Other than adjustments for changes in capitalization, reorganization and change in control events, unless approved by our stockholders, (a) no outstanding option granted under the Equity Plan may be amended to provide an exercise price lower than the then-current exercise price of the option, (b) no outstanding stock appreciation right granted under the Equity Plan may be amended to provide an exercise price or base price lower than the current exercise price or base price, and (c) no outstanding option or stock appreciation right may be cancelled, exchanged, bought-out, replaced or surrendered in exchange for cash, another award or an option or stock appreciation right with an exercise price lower than the exercise price or base price of the original option or stock appreciation right.

Rights as a Stockholder; Dividends Payable on Outstanding Awards. Under our Equity Plan, participants who receive Awards have no rights as a stockholder until the underlying shares have been issued. Participants in our Equity Plan holding unvested RSUs, including those subject to performance goals, will have no ownership rights as a stockholder until the RSU has vested and the shares delivered. Dividends and other property payable to a participant is only distributed if and when the restrictions imposed on the Award or restricted stock has lapsed. Our company initiated a cash dividend program in 2013. We do not pay cash dividends on outstanding Awards until the underlying Award has been vested or exercised and the shares delivered.

Payment of Purchase Price. Except as otherwise provided in the Equity Plan, our compensation committee determines the purchase price of shares to be acquired pursuant to an Award. Our compensation committee may determine the method of payment for shares acquired pursuant to the Equity Plan and may determine that all or any part of the purchase price has been satisfied by past services rendered by a participant.

Change in Control Events. Except as may be otherwise provided in the written agreement evidencing an Award, upon the occurrence of a Change in Control event (as defined in the Equity Plan), (i) outstanding stock options, stock appreciation rights or other stock-based awards that are not then exercisable and fully vested will become fully exercisable and vested for the remainder of their terms, (ii) outstanding restricted stock Awards, restricted stock units or other stock-based Awards subject to restrictions shall be deemed to be fully vested, free of restrictions and conditions (including any right of repurchase by the company) and (iii) the restrictions and other deferral limitations applicable to other Awards shall lapse, and such Awards shall be fully vested, exercisable and free of all restrictions or conditions.

Limitations on Transfer. Awards are non-transferable, other than by will or the laws of descent and distribution upon a participant’s death or pursuant to a qualified domestic relations order. Our compensation committee has the discretion to permit the transfer of the Award only to a participant’s immediate family member, family trust or family partnership under certain conditions.

Amendment of Equity Plan. Our compensation committee may amend, suspend or terminate the Equity Plan or any part of the Equity Plan at any time, subject to certain limitations. No amendment will be considered effective without stockholder approval if the amendment (i) requires stockholder approval under the rules of the NYSE, (ii) limits or removes a prohibition on the repricing of options or SARs, (iii) is required by Section 162(m) to the extent the amendment is applicable to an Award that is intended to comply with Section 162(m), or (iv) is required by Section 422 to the extent the amendment is applicable to an ISO.

Compliance with Section 409A of the Internal Revenue Code. It is intended that the Equity Plan and Awards made under the Equity Plan comply with or be exempt from the provisions of Section 409A to the extent that Section 409A is applicable. Our compensation committee intends to administer the Equity Plan in a manner consistent with such intent, and any provision that would cause the Equity Plan or an Award to which Section 409A applies to fail to comply with Section 409A shall not be considered effective until amended to comply with such provision.

Shares Available Under Our Equity Plan and Share Usage

As of March 20, 2017, we had a total of 506,221 shares available for issuance under our Equity Plan. We currently have no other equity plans under which we may grant Awards.

As of March 20, 2017, we had an aggregate of 307,395 shares subject to outstanding option awards, with a weighted average exercise price of $20.72 per share and a weighted average remaining term of 4.3 years. In addition, as of March 20, 2017, we had an aggregate of 192,287 shares subject to outstanding and unvested full value awards with a weighted average grant date fair value of $46.64 per share (consisting of RSUs). We do not have any SAR awards outstanding. The basic weighted average shares outstanding on March 20, 2017, was 10,952,137 shares.

The following table details our share usage for our fiscal years 2014 through 2016:

Fiscal Year	Number of Options Granted	Number of Time-based RSUs Granted (1)	Number of Performance- based RSUs Earned (2)	Total Grants	Basic Weighted Average Kadant Shares Outstanding	Unadjusted Share Usage (Burn Rate)
2014	-	85,122	56,727	141,849	10,988,225	1.3%
2015	-	77,804	40,535	118,339	10,866,968	1.1%
2016	-	78,438	52,518	130,956	10,869,460	1.2%

(1)	Includes the following RSUs granted to our non-employee directors: 25,000 in 2014; 25,000 in 2015; and 20,000 in 2016.

(2)	Represents the number of performance-based RSUs earned in the year. Once earned, the RSUs are subject to additional time-based vesting.

The grant of Awards under the Equity Plan is discretionary and the benefits for any particular person or group, including each named executive officer, the executive officers or other officers as a group, or non-management directors as a group are not determinable. For information regarding prior awards made under the Equity Plan, see the information included above under the subheading “Shares Available Under Our Equity Plan and Share Usage” and the executive compensation and director compensation tables included in this proxy statement.

Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences of transactions under the Equity Plan. It does not describe all federal tax consequences under the Equity Plan, nor does it describe any state, local or foreign tax consequences. This summary is based on the federal tax laws in effect as of the date of this proxy statement. In addition, this summary assumes that all Awards are exempt from, or comply with, the rules under Section 409A related to non-qualified deferred compensation.

Incentive Stock Options. No taxable income is recognized by the optionee upon the grant or exercise of an ISO. However, the exercise of an incentive stock option may result in alternative minimum tax liability for the optionee. If the optionee does not dispose of shares acquired pursuant to the exercise of an ISO within the later of two years from the date of grant and one year after the date of exercise, then, upon the subsequent sale of the shares, any amount realized in excess of the exercise price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and no deduction will be allowed our company.

If the optionee disposes of the shares acquired pursuant to the exercise of an ISO within the two- and one-year holding period, generally, the optionee will recognize ordinary compensation income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares on the date of exercise (or, if less, the amount realized on an arms-length sale of such shares) over the exercise price of the option, and we will be entitled to deduct such amount, subject to the limitations of Section 162(m). Any further gain recognized will be taxed as short- or long-term capital gain (depending on how long the shares have been held) and will not result in any deduction by us. Special rules will apply where all or a portion of the exercise price of the ISO is paid by tendering shares of common stock.

If any ISO is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a nonstatutory stock option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (one year following termination of employment by reason of permanent and total disability), except in certain cases where the incentive stock option is exercised after the death or disability of an optionee.

Nonstatutory Stock Options. With respect to nonstatutory stock options granted under the Equity Plan, no income is recognized by the optionee at the time the option is granted. Generally, at exercise, ordinary compensation income is recognized by the optionee in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise, and we receive a tax deduction for the same amount, subject to the limitations of Section 162(m). At disposition of the shares, appreciation or depreciation after the date of exercise is treated as either short- or long-term capital gain or loss depending on how long the shares have been held.

Stock Appreciation Rights. A recipient will not be taxed upon the grant of a SAR. A recipient generally will recognize ordinary compensation income upon the exercise of a SAR equal to the amount of the cash and the fair market value of any stock received. Generally, we will receive a tax deduction equal to the same amount, subject to the limitations of Section 162(m). Upon the sale of any such stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be treated as either short- or long-term capital gain or loss depending on how long the shares have been held.

Restricted Stock. A recipient of restricted stock that is subject to a risk of forfeiture generally will be subject to tax at ordinary income rates on the fair market value of the stock at the time the stock is either transferable or is no longer subject to forfeiture, less any amount paid for the stock. However, a recipient who elects under Section 83(b) of the Internal Revenue Code (Section 83(b)) within 30 days of the date of grant of the restricted stock will recognize ordinary compensation income on the date of grant equal to the fair market value of the restricted stock at that time (measured as if the shares were unrestricted and could be sold immediately), minus any amount paid for such stock. Generally, we will be entitled to a deduction equal to the amount that is taxable as ordinary income to the recipient, subject to the limitations of Section 162(m).

Upon the sale of the shares after the forfeiture period has expired, the appreciation or depreciation after the shares become transferable or free from risk of forfeiture (of, if a Section 83(b) election was made, since the shares were granted) will be treated as long- or short-term capital gain or loss. The holding period to determine whether the recipient has long- or short-term capital gain or loss begins just after the forfeiture period expires (or the day after the grant of the shares, if the recipient elected immediate recognition of income under Section 83(b)).

Restricted Stock Units. A recipient will not be taxed upon the grant of a RSU. Shares underlying RSUs are generally not deliverable until the vesting requirements and other conditions of the Award have been satisfied. Generally, the recipient will recognize ordinary compensation income equal to the fair market value of the stock at the time the shares are delivered in settlement of the restricted stock unit. The capital gain or loss holding period will begin on the day after the shares are delivered in settlement of the restricted stock unit. We will generally be entitled to a deduction equal to the amount of ordinary income recognized by the recipient, subject to the limitations of Section 162(m). Upon the subsequent sale of stock, the recipient will realize capital gain or loss equal to the difference between the sales proceeds and the fair market value of the stock on the date of vesting.

Performance Awards. The recipient of unrestricted common stock paid in settlement of a performance Award will generally be subject to tax at ordinary income rates on the fair market value of any common stock issued under the Award, and we will generally be entitled to a deduction equal to the amount of ordinary income recognized by the recipient, subject to the limitations of Section 162(m). The capital gain or loss holding period for any unrestricted common stock paid in settlement of a performance Award will begin when the recipient recognizes ordinary income in respect of that distribution. Any cash received under a performance Award will be included in income at the time of receipt by the recipient, and we will generally be entitled to a deduction equal to the amount of ordinary income recognized by the recipient, subject to the limitations of Section 162(m).

Recommendation

Our board of directors believes that the amendment and restatement of our Equity Plan described above is in the best interests of our company and stockholders and recommends a vote FOR approval of the amendment and restatement of our Equity Plan. Proxies solicited by our board of directors will be voted FOR the proposal unless stockholders otherwise specify to the contrary on their proxy.

PROPOSAL 6

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected KPMG LLP as our company’s independent registered public accounting firm for the 2017 fiscal year. KPMG LLP was appointed our company’s independent registered public accounting firm in August 2012, and has audited our consolidated financial statements since our 2012 fiscal year. Although we are not required to seek stockholder ratification of this selection, our board of directors decided to provide our stockholders with the opportunity to do so. If this proposal is not approved by our stockholders at the 2017 annual meeting, our audit committee will reconsider the selection of KPMG LLP. Even if the selection of KPMG LLP is ratified, our audit committee in its discretion may select a different independent registered public accounting firm at any time during the year.

Representatives of KPMG LLP are expected to be present at the 2017 annual meeting of stockholders. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Recommendation

Our board of directors believes that the ratification of the selection of KPMG LLP as our company’s independent registered public accounting firm for the 2017 fiscal year is in the best interests of our company and stockholders and recommends you vote FOR ratification. Proxies solicited by our board of directors will be voted FOR the proposal unless stockholders otherwise specify to the contrary on their proxy.

CORPORATE GOVERNANCE

Our board of directors believes that good corporate governance is important to ensure that our company is managed for the long-term benefit of stockholders. Current copies of our corporate governance guidelines, code of business conduct and ethics, and charters for our audit, compensation, nominating and corporate governance, and risk oversight committees are available on our web-site, www.kadant.com, in the Investors section under the caption “Corporate Governance.” We may also use our web-site in the future to make certain disclosures required by the rules of The New York Stock Exchange (NYSE), on which our common stock is listed.

Director Independence

Our board of directors has determined that each of the following directors qualifies as an “independent director,” as defined in the listing requirements of the NYSE: Dr. Albertine, Mr. Leonard, Mr. Rainville and Dr. Tully. Its findings included an affirmative determination that none of our outside directors has a material relationship with our company. Mr. Painter, who serves as our president and chief executive officer, does not qualify as an “independent director” under the NYSE rules. Our board of directors has established guidelines to assist it in determining whether a director has a material relationship with our company. Under these guidelines, a director is not considered to have a material relationship with our company if the director is independent and the director:

•	receives, or has a family member that receives, less than $120,000 in direct compensation from our company for services rendered, excluding director and committee fees or deferred compensation for prior service;

•	is an executive officer of another company that does business with our company, unless the annual sales to, or purchases from, our company account for more than the greater of $1 million or 2% of the annual consolidated gross revenues of the company of which the director is an executive officer;

•	is an executive officer of another company that is indebted to our company, or to which our company is indebted, unless the total amount of either company’s indebtedness to the other is more than 1% of the total consolidated assets of the company of which the director is an executive officer; or

•	is an officer, director or trustee of a charitable organization, unless our company’s discretionary charitable contributions to the organization are more than the greater of $1 million or 2% of the organization’s total annual charitable receipts. For this purpose, the automatic matching of employee charitable contributions is not included in the amount of our company’s contributions.

In addition, ownership of a significant amount of our company’s stock, by itself, does not constitute a material relationship.

For relationships not covered by these guidelines, the determination of whether a material relationship exists is made by the other members of our board of directors who are independent.

Committees of our Board of Directors

Our board of directors has established an audit committee, a compensation committee, a nominating and corporate governance committee, and a risk oversight committee. Each committee operates under a charter that has been approved by our board of directors. Current copies of the committee charters are posted on our web-site, www.kadant.com.

Our board of directors has determined that all of the members of each committee also meet the independence guidelines applicable to each committee set forth in the listing requirements of the NYSE, including the enhanced NYSE independence requirements for members of the audit and compensation committees.

The audit committee is responsible for the selection of our company’s independent registered public accounting firm and assists our board of directors in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s performance, qualifications and independence, and the performance of our internal audit function. The audit committee meets regularly with management and our independent registered public accounting firm to discuss the annual audit of our financial statements, the quarterly reviews of our financial statements and our quarterly and annual earnings disclosures. The current members of the audit committee are Mr. Leonard (chairman), Dr. Albertine and Dr. Tully and their committee report is included in this proxy statement under the heading “Audit Committee Report.” Each of Dr. Albertine and Mr. Leonard has been designated by our board of directors as an “audit committee financial expert” (as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act).

The compensation committee reviews the performance and determines the compensation of the chief executive officer and other officers of our company, administers executive compensation, incentive compensation and incentive programs and policies, and reviews and assesses management succession planning. The current members of the compensation committee are Dr. Albertine (chairman), Mr. Leonard and Dr. Tully. See “Compensation Disclosure and Analysis” below for information regarding the compensation committee’s processes and procedures for the consideration and determination of executive compensation.

The nominating and corporate governance committee identifies and recommends to our board of directors qualified candidates for nomination as directors, develops and monitors our company’s corporate governance principles and evaluates the performance of our board and the individual directors. The current members of the nominating and corporate governance committee are Dr. Tully (chairman) and Dr. Albertine.

The risk oversight committee assists our board of directors in fulfilling its oversight responsibilities with respect to management’s identification, evaluation, management and monitoring of our company’s critical enterprise risks, including major strategic, operational and reputational risks inherent in our business. The current members of the risk committee are Dr. Tully (chairman), Dr. Albertine and Mr. Leonard.

Attendance at Meetings

In 2016, our board of directors met six times, the audit committee met eight times, the compensation committee met six times, the nominating and corporate governance committee met once, and the risk committee met twice. Each director attended over 75% of all meetings of our board of directors and committees on which he served that were held during 2016. Our directors are encouraged to attend the annual meeting of stockholders, to the extent practicable. All of our directors attended our 2016 annual meeting of stockholders.

Board Self-Evaluation and Individual Director Evaluation

Our board of directors conducts an annual self-evaluation of the board’s performance as a whole and a peer evaluation of each of the individual directors. Our board of directors believes such evaluations are valuable tools in assessing the board’s effectiveness in performing its oversight of management and fulfilling its responsibilities. The results of the evaluations are collected by the chairman of the nominating and corporate governance committee and communicated to the board of directors.

Board Leadership Structure

Our board separated the roles of chief executive officer and chairman of the board in 2010, when Mr. Painter became chief executive officer and Mr. Rainville transitioned to a non-employee chairman role, and believes this leadership structure continues to be appropriate. Our chief executive officer is responsible for setting our strategic direction and the day-to-day leadership and performance of our company. Our chairman of the board provides guidance to the chief executive officer and sets the agenda for board meetings and presides over meetings of the full board of directors.

In addition, because our chief executive officer is also a director and is not considered “independent” under the NYSE rules, we also schedule regular executive sessions of our non-employee independent directors without management present. The presiding director at these sessions is rotated among the chairmen of the committees of our board of directors, all of whom are independent directors.

Our board recognizes that different leadership structures may be appropriate in the future, depending on our company’s circumstances, and will periodically review its leadership structure as situations change.

Board Role in Risk Oversight

Our board of directors administers its risk oversight function directly and through its audit and risk oversight committees. In general, management is responsible for the day-to-day management of the risks our company faces, while the board of directors, acting as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our board of directors has formed the risk oversight committee to assist it in fulfilling its oversight responsibilities with respect to management’s identification, evaluation, management and monitoring of our company’s critical enterprise risks, including major strategic, operational and reputational risks inherent in our business. The risk oversight committee meets regularly with our chief executive officer and senior management to discuss risk management-related and other matters.

The board of directors and the audit committee regularly discuss with management and our independent auditors our major risk exposures, their potential financial impact on our company, and the steps we take to manage these risks. The audit committee assists the board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. In addition, the audit committee discusses policies with respect to risk assessment and risk management with management, our internal auditors and the independent auditors.

Board Tenure

Our board of directors recognizes that its current members have served on the board of directors for various tenures, with the shortest tenure being just over six years. Our board of directors believes that the board represents a balance of experience in the industries served by our Company and in the financial and business communities, which provides effective guidance and oversight to management. Our board of directors also recognizes the desire to keep our board of directors “refreshed” and has adopted a policy limiting director tenure to age 75. Directors (other than the current members) will not be nominated for election after reaching age 75.

Nomination of Directors

The nominating and corporate governance committee of our board of directors identifies and evaluates director candidates and recommends to our board of directors qualified candidates for nomination as directors for election at our annual meeting of stockholders or to fill vacancies on our board of directors. The process followed by the committee in fulfilling its responsibilities includes requests to board members and others for recommendations, meetings to evaluate biographical information, experience and other background material relating to potential candidates, and interviews of selected candidates.

In considering candidates, the committee applies the criteria for selection of directors adopted by our board of directors, which is set forth as an appendix to our company’s corporate governance guidelines. These criteria include the following assessments of the candidate’s:

•	integrity;
•	business acumen, experience and judgment;
•	knowledge of our company’s business and industry;
•	ability to understand the interests of various constituencies of our company and to act in the interests of all our stockholders;
•	potential conflicts of interest; and
•	contribution to diversity on our board of directors.

Our criteria specify that the value of diversity on the board of directors should be considered by the committee in the director identification and nomination process. However, we do not have a formal policy on diversity. The committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The committee believes that the backgrounds and qualifications of our company’s directors, considered as a group, should provide a significant breadth of experience, knowledge and abilities to assist our board of directors in fulfilling its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis prohibited by law.

After completing its evaluation of potential nominees, the nominating and corporate governance committee makes a recommendation to our board of directors as to the persons who should be nominated for election to our board of directors, and our board of directors determines the nominees after considering the recommendation and report of the committee.

The nominating and corporate governance committee will consider candidates recommended by individual stockholders, if their names and credentials are provided to the committee on a timely basis for consideration prior to the annual meeting. Stockholders who wish to recommend an individual to the nominating and corporate governance committee for consideration as a potential candidate for director should submit the individual’s name, together with appropriate supporting documentation, to the committee at the following address: nominating and corporate governance committee, c/o corporate secretary, Kadant Inc., One Technology Park Drive, Westford, Massachusetts 01886. A submission will be considered timely if it is made during the timeframes disclosed in this proxy statement under “Stockholder Proposals.” The submission must be accompanied by a statement as to whether the stockholder or group of stockholders making the recommendation has owned more than 5% of our common stock for at least a year prior to the date the recommendation is made. Submissions meeting these requirements will be considered by the nominating and corporate governance committee using the same process and applying substantially the same criteria it follows for candidates submitted by others. If our board of directors determines to nominate and recommend for election a stockholder-recommended candidate, then the candidate’s name will be included in our company’s proxy card for the next annual meeting of stockholders.

Stockholders also have the right under our company’s bylaws to directly nominate candidates for director, without any action or recommendation on the part of the nominating and corporate governance committee or our board of directors, by following the procedures described in this proxy statement under “Stockholder Proposals.” Except as otherwise required by law, candidates nominated by stockholders in accordance with these bylaw procedures will not be included in our company’s proxy card for the next annual meeting of stockholders.

Communications with Directors

Stockholders and other interested parties who wish to send written communications on any topic to our board of directors, or the presiding director of executive sessions of the non-employee and independent directors, may do so by addressing such communications to our board of directors, c/o corporate secretary, Kadant Inc., One Technology Park Drive, Westford, Massachusetts 01886. The independent members of our board of directors have approved a process directing the corporate secretary to monitor communications and to forward communications, such as those relating to corporate governance, long-term strategy and their oversight responsibilities, to our board of directors and to forward communications that relate to ordinary business affairs, personal grievances or other similar matters to management for response, if any.

Code of Business Conduct and Ethics

Our company’s code of business conduct and ethics is applicable to all our employees, officers and directors. A current copy of our code of business conduct and ethics is posted on our web-site, www.kadant.com. We intend to satisfy disclosure requirements of the Securities and Exchange Commission (SEC) and NYSE regarding amendments to, or waivers of, our code of business conduct and ethics by providing information on our web-site.

Compensation Committee Interlocks and Insider Participation

During fiscal 2016, our compensation committee was comprised solely of the following independent directors: Dr. Albertine, Mr. Leonard and Dr. Tully. None of our officers, former officers or employees serves on our compensation committee. During fiscal 2016, none of our executive officers served on the board of directors or compensation committee of another company in which any of our directors also served as a director or executive officer.

Certain Relationships and Related Party Transactions

We review relationships and transactions between our company and our directors, nominees for director, executive officers or their immediate family members to determine whether these individuals have a direct or indirect material interest in a transaction, based on the facts and circumstances. Such transactions are referred to the disinterested members of the audit committee of our board of directors to review and approve or ratify the transaction. Directors and executive officers are canvassed in writing to determine whether such related party transactions exist or are under consideration, and are required under our code of business conduct and ethics to disclose to us potential conflicts of interest with our company.

SEC rules require us to disclose certain relationships and related party transactions our company enters into with our directors, nominees for director, executive officers, owners of more than 5% of the outstanding shares of our common stock, or members of their immediate families. Our company has not entered into any such disclosable relationships or transactions since the beginning of our 2016 fiscal year and no such disclosable relationships are currently proposed.

STOCK OWNERSHIP

The following table sets forth the beneficial ownership of shares of our common stock as of March 1, 2017, with respect to:

•	those persons we know to beneficially own more than 5% of the outstanding shares of our common stock based on our review of filings made with the SEC;
•	each of our directors;
•	each of our executive officers named in the Summary Compensation Table under the heading “Executive Compensation;” and
•	all of our directors and executive officers as a group.

Unless otherwise indicated, the address of any person or entity listed is c/o Kadant Inc., One Technology Park Drive, Westford, Massachusetts 01886.

	Shares of Common Stock Beneficially Owned (1)
Name of Beneficial Owner	Number (2)	% of Class
Dimensional Fund Advisors LP (3)	923,230	8.4%
Wells Fargo & Company (4)	782,736	7.2%
BlackRock, Inc. (5)	704,019	6.4%
Royce & Associates LP (6)	630,467	5.8%
Brown Advisory Incorporated (7)	571,937	5.2%
John M. Albertine	17,140	*
Sandra L. Lambert	31,084	*
Eric T. Langevin	94,996	*
Thomas C. Leonard	19,500	*
Michael J. McKenney	37,441	*
Jonathan W. Painter	283,018	2.54%
Jeffrey L. Powell	57,208	*
William A. Rainville	73,900	*
William P. Tully	5,750	*
All directors and current executive officers as a group (10 persons)	631,573	5.59%

* Less than 1%

(1)	The number of shares beneficially owned by each stockholder is determined under the rules of the SEC, and the information provided is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, as determined under such rules, each stockholder has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares reported in this table. The inclusion of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

(2)	Shares beneficially owned by the following individuals or group include the following shares underlying restricted stock units (RSUs) that will vest or become distributable within 60 days after March 1, 2017: Dr. Albertine (750), Ms. Lambert (3,668), Mr. Langevin (9,210), Mr. Leonard (750), Mr. McKenney (3,709), Mr. Painter (31,620), Mr. Powell (9,907), Mr. Rainville (750), Dr. Tully (750) and all directors and current executive officers as a group (62,513). Shares beneficially owned by the following individuals or group include the following shares underlying employee stock options that are vested and unexercised as of March 1, 2017 or will vest within 60 days after March 1, 2017: Ms. Lambert (8,197), Mr. Langevin (53,722), Mr. McKenney (15,421), Mr. Painter (189,443), Mr. Powell (40,612), and all directors and current executive officers as a group (307,395). Shares beneficially owned by Mr. Painter include three shares held in a custodial account for the benefit of his son.

(3)	The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional Fund Advisors LP is a registered investment advisor that furnishes investment advice to four registered investment companies and serves as investment manager or sub-advisor to certain other commingled group trusts and separate accounts (the “Dimensional Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an advisor or sub-advisor to certain Dimensional Funds. In its role as investment advisor, sub-advisor or manager, Dimensional Fund Advisors LP or its subsidiaries may possess investment and/or voting power over our shares that are owned by the Dimensional Funds and may be deemed to be the beneficial owner of our shares held by the Dimensional Funds. However, all securities reported are owned by the Dimensional Funds. Dimensional Fund Advisors LP and its subsidiaries disclaim beneficial ownership of such shares. The information about Dimensional Fund Advisors LP is based on an amendment to its Schedule 13G filed with the SEC on February 9, 2017, and is as of December 31, 2016.

(4)	The address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, California 94104. Wells Fargo & Company filed on its own behalf and as the parent holding company of Wells Fargo Clearing Services, LLC; Wells Capital Management Incorporated; Wells Fargo Bank, National Association; Wells Fargo Advisors Financial Network, LLC; Golden Capital Management, LLC; and Wells Fargo Funds Management, LLC. Wells Capital Management Incorporated, Golden Capital Management, LLC and Wells Fargo Funds Management, LLC, are registered investment advisors; Wells Fargo Bank, National Association is a bank; and Wells Fargo Advisors Financial Network, LLC and Wells Fargo Clearing Services, LLC is a broker dealer. The information about Wells Fargo & Company is based on an amendment to its Schedule 13G filed with the SEC on January 24, 2017, and is as of December 31, 2016.

(5)	The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. BlackRock, Inc. filed as the parent holding company of BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (UK) Ltd., and BlackRock Investment Management, LLC. The information about BlackRock, Inc. is based on an amendment to its Schedule 13G filed with the SEC on January 25, 2017, and is as of December 31, 2016.

(6)	The address of Royce & Associates LP is 745 Fifth Avenue, New York, NY 10151. Royce & Associates LP is a registered investment advisor. The information about Royce & Associates LP is based on an amendment to its Schedule 13G filed with the SEC on January 11, 2017, and is as of December 31, 2016.

(7)	The address of Brown Advisory Incorporated is 901 South Bond Street, Suite 400, Baltimore, Maryland 21231. Brown Advisory Incorporated filed on its own behalf and as the parent holding company of Brown Advisory, LLC, a registered investment advisor, Brown Investment Advisory & Trust Company, a bank, and Highmount Capital LLC, a registered investment advisor. The securities reported are beneficially owned by investment companies and other managed accounts of direct and indirect subsidiaries of Brown Advisory Incorporated. The information about Brown Advisory Fund is based on an amendment to its Schedule 13G filed with the SEC on February 8, 2017, and is as of December 31, 2016.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our securities. Based solely upon a review of these filings, all Section 16(a) filing requirements applicable to such persons were complied with during 2016 on a timely basis.

Securities Authorized for Issuance under Equity Incentive Plans at Fiscal Year-End

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2016:

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	509,875	(1)	$28.47	(1)	612,887	(2)
Equity compensation plans not approved by security holders	-		$-		-

Total	509,875	(1)	$28.47	(1)	612,887	(2)

(1)	Excludes an aggregate of 51,725 shares of common stock issuable under our employees’ stock purchase plan in connection with current and future offering periods under the plan.

(2)	Includes an aggregate of 51,725 shares of common stock issuable under our employees’ stock purchase plan in connection with current and future offering periods under the plan.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Objectives

Our compensation policies are designed to reward and motivate executives to achieve long-term value for our stockholders by meeting our business objectives, and to attract, engage and retain dedicated, talented individuals. We believe that an executive compensation program, designed and administered with a clear and strong link to our business strategy, long-term goals, and value creation for our stockholders, will accomplish these objectives.

Executive Summary

Our executive compensation program emphasizes compensation linked to objective performance measures, which we believe are related to the creation of stockholder value. Highlights of our compensation program include the following:

•	Cash compensation in the form of base salary and an annual performance-based cash incentive opportunity (bonus). We use objective financial measures based on earnings per share growth and return on average stockholders’ equity to determine our executives’ annual performance-based bonus.

•	Equity compensation to reward performance and retain key personnel. We annually award performance-based restricted stock units that use objective financial measures based on earnings before interest, taxes, depreciation and amortization (EBITDA). All performance-based awards are subject to additional time-based vesting periods once the performance goals have been met. We also use equity compensation in other forms that are intended to promote retention of our key personnel, and for this purpose have used stock options and time-based restricted stock units.

•	All our current named executive officers are employees-at-will. None of our named executive officers have an employment agreement or severance agreement, other than an agreement that provides benefits upon termination following a change in control.

We believe that our executive compensation program provides compensation opportunities that reflect our company’s performance and align the pay of our executives to the long-term interests of our stockholders. Our recent financial performance has yielded strong returns. For fiscal 2016, our corporate performance measures resulted in our named executive officers earning above target performance-based cash bonus awards and approximately target pay-outs under our performance-based equity award program.

2016 Financial Performance Highlights

Our compensation committee typically makes its determinations on executive compensation for our named executive officers, including our chief executive officer, in February and March of each year, after our company’s financial results for the prior year have been determined. We reported the following financial highlights from continuing operations in our 2016 earnings release (available on our web-site at www.kadant.com):

•	Record revenues from continuing operations of $414 million in 2016, compared to $390 million in 2015;

•	GAAP diluted earnings per share (EPS) of $2.88 in 2016, compared to the record set in 2015 of $3.10;

•	Adjusted diluted EPS of $3.10 in 2016, compared to the record set in 2015 of $3.13;

•	Net income of $32 million in 2016, compared to the record set in 2015 of $34 million; and

•	Record adjusted EBITDA of $61.9 million in 2016.

We were pleased with our company’s financial performance in 2016, which set records in revenues and adjusted EBITDA, and compared favorably with our strong financial performance in 2015. In addition, our stock price was $61.20 at the end of our fiscal year, compared to $40.61 at the end of our 2015 fiscal year.

Our compensation committee uses certain financial measures that are derived from generally accepted accounting principles (GAAP) to measure the performance of our named executive officers that are based upon adjusted diluted EPS and adjusted EBITDA. These non-GAAP financial measures are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. We believe these measures allow us to compare results consistently between periods and to exclude certain items that may not be indicative of our core business, operating results or future outlook. Our compensation committee uses these non-GAAP measures as a basis for compensation decisions relating to our performance-based compensation as described below. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measures is included in Annex A to this proxy statement.

2016 Say-on-Pay Vote

Our stockholders cast an advisory vote (“say on pay”) annually on the executive compensation of our named executive officers. At our company’s 2016 annual meeting of stockholders, stockholders had the opportunity to approve our executive compensation program by casting a non-binding, advisory vote. A substantial majority of our stockholders approved our program (over 88% of the votes cast were in favor), indicating to our compensation committee that no major changes to our executive compensation program were necessary. Our compensation committee considered the stockholder vote in making its determinations regarding the structure of our compensation program in 2017.

Determining Compensation

The compensation committee of our board of directors has primary responsibility for developing and evaluating the executive compensation for the named executive officers of our company included in the Summary Compensation Table below under “Executive Compensation.” In making compensation decisions, our compensation committee reviews our company’s performance and evaluates each executive’s performance during the year, taking into consideration performance goals, leadership qualities, scope of responsibilities, career experience and long-term potential. Our compensation committee uses its judgment in making compensation decisions.

Our compensation committee is directly responsible for evaluating the performance of our chief executive officer and determining his compensation in light of the goals and objectives of our compensation program. It also oversees the design, development and implementation of the executive compensation program for all executive officers. Our compensation committee assesses the performance of our other named executive officers and determines their compensation, based on initial recommendations from the chief executive officer. The other named executive officers do not play a role in their own compensation determinations, and our compensation committee delegates to the chief executive officer the responsibility to communicate its compensation decisions and assessment of performance to the other named executive officers.

Role of Compensation Committee Consultant. Our compensation committee retains a nationally-recognized firm, Willis Towers Watson, as its independent compensation consultant to assess the competitiveness and design of our executive compensation program and to advise the committee on the amount and form of executive compensation and succession planning. Our compensation committee has assessed the independence of Willis Towers Watson pursuant to applicable SEC rules and concluded that no conflict of interest exists that would prevent the independent representation of our compensation committee.

Our compensation committee generally relies on Willis Towers Watson to provide it with comparison group benchmarking data and information as to market practices and trends, to inform it of evolving and best practices in executive compensation, and to summarize alternative proposals in structuring executive compensation arrangements. Willis Towers Watson meets regularly with our compensation committee and attends executive sessions without management as requested by our compensation committee.

Compensation Peer Group. Willis Towers Watson provides annual market data and other specific information on executive compensation and regularly meets with our compensation committee and management to discuss specific compensation data and compensation trends. To ensure that compensation levels are aligned with competitive market rates, our compensation consultant conducts an annual competitive compensation review in our fourth quarter which is used to review and help determine competitive cash and equity-based compensation for our executives for the following fiscal year. For the compensation review, market compensation data is extracted from (1) published executive compensation surveys from Willis Towers Watson’s own and other proprietary databases and (2) annual proxy filings from peer group companies. The companies whose compensation we benchmark include paper and forest product companies and certain diversified manufacturing companies, some of which are principally based in New England with whom we could potentially compete for executive talent. Because the size of the organizations in our compensation peer group varies, our compensation consultant adjusts the market data from our compensation peer group based on our revenue level to develop more comparable comparisons of executive compensation. While we use substantially the same compensation peer group in our competitive compensation review from year to year, we make changes in the composition of our compensation peer group to reflect mergers or other extraordinary corporate events (such as bankruptcy filings) and annually review and confirm the appropriate composition of our compensation peer group. For example, after our review in the fall of 2014, we added three diversified manufacturing companies to our compensation peer group and removed three other companies that were significantly larger than us from our compensation peer group. Our compensation peer group used in our compensation surveys conducted in the fourth quarter of 2015 to benchmark our 2016 executive compensation program was comprised of the following companies:

Albany International Corporation	ESCO Corporation	Potlatch Corporation
Avid Technology Inc.	Louisiana-Pacific Corporation	PTC Inc.
Charles River Laboratories	Lydall, Inc.	Thermo Fisher Scientific Inc.
International Inc.	Neenah Paper Inc.	Watts Water Technologies Inc.
CIRCOR International Inc.	Packaging Corporation of America	Wausau Paper Corporation
Columbus McKinnon Corporation	Plum Creek Timber Company Inc.	Xerium Technologies Inc.
Dover Corporation

Two of these companies, Plum Creek Timber Company Inc. and Wausau Paper Corporation, were acquired during 2016 and were no longer available for the peer compensation review in the fall of 2016. After consultation with our compensation consultant, we added two diversified manufacturing companies to our compensation peer group, Altra Industrial Motion Corp. and RC Bearings Inc. The revised compensation peer group was used in our executive and director compensation surveys conducted in the fourth quarter of 2016 and February 2017 to benchmark our executive compensation and non-employee director compensation programs in 2017.

Components of Executive Compensation

Our compensation program meets our executive compensation objectives by using the following pay and benefit elements:

•	annual cash compensation, consisting of base salary and cash incentive compensation opportunities;
•	long-term (equity) incentive compensation, consisting of a performance-based element and a retention element; and
•	other elements of compensation, including retirement and 401(k) plans, health and welfare benefits and change in control agreements.

Our compensation committee believes that the combination of these elements rewards performance, through an assessment of individual performance and company financial measures, aligns the interests of management with our stockholders, and assists in the retention of our executives. We target total direct compensation for our named executive officers at approximately the 50th percentile (median) of our compensation peer group for executives in similar roles, with similar responsibilities and experience. The majority of target direct compensation for our named executive officers is in the form of performance-based pay, consisting of the annual cash incentive opportunity and equity incentive compensation elements of our compensation program, with the intent of rewarding above-average performance, if achieved.

As shown below, target total direct compensation consists of base salary, target annual cash incentive compensation opportunity and target long-term incentive compensation opportunity. For an individual named executive officer total target direct compensation may be higher or lower than the median of our compensation peer group, and each element of compensation may be above or below the median for that element, based on a number of factors, including assessments of the executive’s job responsibilities, length of service, experience and skills.

Total Target Direct Compensation	=	Base Salary	+	Target Annual Cash Incentive Compensation Opportunity (or Target Bonus)	+	Target Long-Term Incentive Compensation Opportunity

Our components of total target direct compensation granted during fiscal year 2016 were:

Compensation Element	Form of Compensation	Purpose	Performance Criteria

Base Salary	Cash	Provides compensation that is not “at risk” to compensate our named executive officers for services	Not performance-based

Annual Cash Incentive Compensation	Cash	Motivates our named executive officers to achieve company performance objectives	Performance-based: Objectively measured using an adjusted EPS and return on shareholder investment metrics

Long-term Incentive Compensation	Performance-based Restricted Stock Unit Awards (typically represents approximately 80% of value of annual long-term incentive compensation award)	Provides incentive for our named executive officers to focus on company income growth and align with interests of our stockholders; once earned encourages retention over a three-year vesting period	Performance-based: objectively measured using an adjusted EBITDA target
	Time-based Restricted Stock Unit Awards (typically represents approximately 20% of value of annual long-term incentive compensation award)	Encourages retention of our named executive officers over a three-year vesting period	Not performance-based, but at risk and aligned with shareholder value creation

In furtherance of our pay-for-performance philosophy, our executive compensation program links a significant proportion of our executives’ total target direct compensation opportunity directly to company performance. As illustrated in the charts below, our compensation committee has structured our chief executive officer’s total target direct compensation opportunity so that approximately 75% of his pay is “at risk” and two-thirds of his pay is “performance-based.” For this purpose, we categorize our executives’ target bonus opportunity and the grant date fair value of performance-based and time-based RSUs in the calculation of “at risk” compensation and then exclude the grant date fair value of time-based RSUs to calculate “performance-based” compensation. For our other named executive officers, on average, just under 60% of their total target direct compensation opportunity is “at risk” and just over 50% is “performance-based,” with our named executive officers responsible for operations having a greater percentage of their total target direct compensation at risk as compared to financial and other corporate executive officers.

2016 CEO TARGET TOTAL COMPENSATION	2016 AVERAGE TARGET TOTAL COMPENSATION FOR OTHER NEOs

Our compensation committee regularly assesses the design and effectiveness of our executive compensation program. In March 2015, our compensation committee determined that target total direct compensation of our named executive officers had fallen below the 50th percentile of our compensation peer group, primarily because the base salaries and target cash incentive compensation opportunity (which we refer to as target or reference bonus) had fallen to at or below the 25th percentile for comparable positions within our compensation peer group. Our compensation committee decided that, based on the performance achieved in recent years and consistent with its compensation philosophy, the target total direct compensation opportunity of our named executive officers should be realigned to better approach the 50th percentile over a two-year period. While the most significant adjustments to target cash compensation occurred in 2015, our compensation committee approved increases in 2016 of 19% and 15% in the total target cash compensation (salary and reference bonus opportunity) of our chief executive and chief financial officers, respectively, and more modest increases of 4% on average for other named executive officers. As part of this adjustment in 2016, our compensation committee determined that our chief executive officer’s target bonus opportunity should be increased from 78% to 100% of his salary.

Annual Cash Compensation

Base Salary. Base salaries are determined by considering the executive’s job responsibilities and competitive compensation rates for executives with similar roles at comparable organizations in the marketplace. Base salaries are reviewed and adjusted annually at our compensation committee’s discretion based on a variety of factors, including general or regional economic conditions, cost of living changes, executive performance and changes in market rates of pay for comparable executives. In March 2016, as part of its plan to better align compensation to the 50th percentile as discussed above, our compensation committee approved salary increases for 2016 of 5.8% for our chief executive officer, 14.7% for our chief financial officer and 3.8% on average for our other named executive officers.

Cash Incentive Compensation. Cash incentive compensation opportunities are provided annually and objectively determined based on the achievement of pre-determined quantitative performance measures under our stockholder-approved annual cash incentive plan. Each year, our compensation committee selects the executives who will receive an incentive opportunity under the plan, establishes a reference (i.e. target) bonus for each executive based on competitive market compensation data, determines the performance period applicable to the award and establishes the performance goals and ranges applicable to the awards.

Our annual cash incentive program is designed to measure performance objectively and our compensation committee believes that the design of our annual incentive program is highly effective in delivering incentives correlated to the financial performance of our company and uses effective benchmarks of performance.

We use two performance metrics: (i) growth in adjusted diluted EPS as compared to the average adjusted diluted EPS for the prior two fiscal years and (ii) adjusted return on average stockholders’ equity (the average of stockholder’s equity at the beginning and end of the fiscal year). Our compensation committee adjusts the performance measures for certain non-recurring items, restructuring charges, gains or losses on dispositions of assets, results of discontinued operations, effects or changes in or adoption of accounting principles, and write-downs of assets or asset impairment, to reflect the performance of our continuing operations. At the end of the performance period, actual performance is then measured against a linear scale of performance that assigns a bonus factor to a level of actual performance for each measure. Our performance metrics consist of the following:

•	The adjusted EPS metric measures performance from -30% to 40% growth compared to the average of the prior two fiscal years, with a target established at 10% growth (at which an incentive equal to 100% of the reference bonus for that metric would be earned) and a bonus factor assigned using a scale of zero to 2.5;

•	The adjusted return on average stockholders’ equity metric measures performance from 4% to 12%, with a target established at an 8% return on average stockholders’ equity (at which an incentive equal to 100% of the reference bonus for that metric would be earned) and a bonus factor assigned using a scale of zero to 2.5;

•	The two metrics (growth in adjusted diluted EPS and adjusted return on average stockholders’ equity) are weighted equally; and

•	Each performance metric is translated into a bonus factor ranging from zero to 2.5 using the following linear scales:

•	The linear scale used for the adjusted EPS growth metric has two slopes: from -30% to 10%, the bonus factor is calculated on a linear progression from zero to one; and from 10% to 40%, the bonus factor is calculated on a linear progression from one to 2.5. In addition, for purposes of the comparison to prior years, the performance metric used cannot be lower than -30% or higher than 40%.

•	The linear scale used for the adjusted return on average stockholders’ equity metric has two slopes: from 4% to 8%, the bonus factor is calculated on a linear progression from zero to one; and from 8% to 12%, the bonus factor is calculated on a linear progression from one to 2.5.

In March 2016, our compensation committee selected the eligible participants under our annual cash incentive plan, determined the performance measures and targets and established the 2016 fiscal year as the applicable performance period. In February 2017, our compensation committee determined the extent to which the performance measures for fiscal 2016 had been met or exceeded. Specifically, our adjusted EPS metric for 2016 exceeded the prior two-year average adjusted earnings per share by 4.45%, and resulted in a bonus factor of 0.86. The adjusted return on average stockholders’ equity was 12.6% for 2016, and resulted in a bonus factor of 2.5. In 2016, these performance measures were weighted equally for all the named executive officers, and resulted in a weighted bonus factor of 1.68. In February 2017, our compensation committee determined to pay cash incentives for 2016 by applying the weighted objective bonus factor to the target bonus opportunity for each executive, resulting in the non-equity incentive plan compensation reported in the Summary Compensation Table set forth below.

The charts below illustrate the linear scales for our performance metrics and our level of achievement in fiscal 2016.

ADJUSTED EPS METRIC	ADJUSTED RETURN ON AVERAGE STOCKHOLDER’S EQUITY METRIC

In March 2017, our compensation committee selected the executives who are eligible to receive incentive opportunities under our annual cash incentive plan for 2017, including all our named executive officers, determined the performance measures and targets and established the 2017 fiscal year as the applicable performance period. Our compensation committee also approved increases in the target bonus opportunities of our named executive officers for 2017 of 2.5% for our chief executive officer and 3.4% on average for our named executive officers other than our chief financial officer, who received an increase of 12%.

Long-term Incentive Compensation

Our compensation committee considers the award of equity-based incentives to the named executive officers each year the most essential part of our executive compensation program. Our compensation committee annually evaluates our equity compensation program against market practice using surveys conducted by its independent compensation consultant, and generally targets the total estimated value of the long-term equity awards to be delivered to executive officers to the 50th percentile of market compensation for long-term equity awards for executives in comparable positions based on our survey data. Our committee also adjusts the estimated value to be delivered to reflect the committee’s assessment of individual performance, value to the organization, and similar factors. Specific target equity incentive opportunities may be higher or lower than the 50th percentile. Our compensation committee believes that a portfolio of performance-focused equity incentive vehicles and retention-focused, shareholder-aligned equity incentive vehicles allows executives to be compensated for both shorter-term performance and incorporate a longer-term retention element. Our compensation committee currently uses performance-based RSUs as the performance-focused element of its equity incentive program and substantially fewer time-based RSUs as the retention element of its equity incentive program. For the past three years, approximately 80% of the value of the annual equity incentive awards to the named executive officers has been in the form of performance-based RSUs.

Performance-based RSUs have a one-year performance measurement period linked to the fiscal year in which they are granted. Our compensation committee uses as the performance measure EBITDA generated from our continuing operations for the fiscal year in which the award is made and adjusted to exclude the effects of restructuring costs and other non-recurring items, results from acquisitions made during the year, depreciation and amortization expenses, and non-cash compensation expenses (adjusted EBITDA). At the end of the fiscal year, our compensation committee determines the actual adjusted EBITDA and compares it to the target adjusted EBITDA, to determine whether and to what extent the performance measure has been achieved, or “earned.” Performance is measured against a linear progression that has two slopes, which is intended to reward performance falling within a performance range of between 50% and 115% of the target performance measure. If actual adjusted EBITDA is between 50% and 100% of the target adjusted EBITDA, the number of shares deliverable pursuant to the RSU is determined using a straight-line linear scale between 50% and 100% of the target RSU amount. If actual adjusted EBITDA is between 100% and 115% of the target adjusted EBITDA, the number of shares deliverable pursuant to the RSU is determined using a straight-line linear scale between 100% and 150% of the target RSU amount. If actual adjusted EBITDA is below 50% of the target adjusted EBITDA, no shares are earned and the RSU is forfeited. To the extent an RSU award is earned, it is then subject to additional time-based vesting in three equal annual installments, provided that the executive remains employed with our company on the applicable vesting date. Our compensation committee seeks to establish an aggressive, but achievable, adjusted EBITDA target based on our company’s expectations for each fiscal year.

In March 2016, our compensation committee awarded performance-based RSUs and time-based RSUs to our named executive officers. The estimated value of the March 2016 awards granted to our named executive officers, including our chief executive officer, was split approximately 80/20 between performance-based RSUs and time-based RSUs. The grant date fair value of the time-based RSUs and performance-based RSUs was $40.37 per share. The target adjusted EBITDA established by our compensation committee for the 2016 fiscal year for the performance-based RSUs was $61.6 million. In February 2017, our compensation committee determined that the actual adjusted EBITDA for fiscal year 2016 used for this purpose was $60.1 million, which represented 97.6% of the target adjusted EBITDA, resulting in an adjustment reducing the number of performance-based RSUs earned for the 2016 fiscal year equal to 97.6% of the target RSU amount for each executive. The earned time-based RSUs and performance-based RSUs awarded in 2016 to our named executive officers are reported below in the table “Executive Compensation – Grants of Plan-Based Awards in Fiscal 2016.”

The chart below illustrates the linear scale used for measuring performance under our performance-based RSUs and our level of achievement in fiscal 2016.

PERFORMANCE-BASED RSU METRIC

In March 2017, our compensation committee awarded performance-based RSUs and time-based RSUs to our current named executive officers. The estimated value of the March 2017 awards granted to the named executive officers, including our chief executive officer, was split approximately 80/20 between performance-based RSUs and time-based RSUs. The average grant date fair value of the time-based RSUs and performance-based RSUs granted to the named executive officers was $56.94 per share.

Other Elements of Compensation and Compensation Policies

Retirement and 401(k) Plans. We offer a 401(k) plan to our employees based in the United States, including our named executive officers. The 401(k) plan provides for a company matching contribution based on the amount the employee voluntarily contributes, up to a maximum amount. In addition, all our named executive officers, except Mr. Powell, are participants in a noncontributory defined benefit retirement plan (Retirement Plan) and unfunded restoration plan (Restoration Plan), which are described in “Executive Compensation – Pension Benefits in Fiscal 2016.”

Our compensation committee adopted the Restoration Plan for the benefit of executive officers participating in our Retirement Plan whose benefits are reduced as a consequence of (i) applicable Internal Revenue Service (IRS) limits on the level of contributions and benefits and (ii) years of service limitations in our Retirement Plan. The Restoration Plan is designed to provide participants a comparable level of retirement benefits to those provided to other participants in our Retirement Plan, relative to their compensation as defined in our Retirement Plan. The Retirement Plan provides a monthly retirement benefit (beginning at normal retirement age 65) to participants calculated using a formula that is a percentage of average monthly compensation before retirement multiplied by years of service. Full credit is given under our Retirement Plan for the first 25 years of service and half credit is given for over 25 and up to 30 years of service. Under our Restoration Plan, full credit is given for years of service until the later of the participant’s normal retirement date (the month after the participant reaches age 65) or 30 years of service.

All our named executive officers are employees-at-will and can retire at any time. Executives who meet the eligibility requirements may retire early (before the normal retirement age of 65 under our retirement plans) but will receive reduced benefits compared to the benefits received at normal retirement age under our retirement plans. We do not offer extra years of credited service to participants in retirement plans, except under our change in control agreements with our named executive officers.

Health and Welfare Benefits. We offer health and welfare benefits to all salaried employees. These benefits include medical benefits, dental benefits, life insurance, short- and long-term disability plans, accidental death and dismemberment insurance, travel insurance, dependent care and flexible spending accounts and other similar benefits. The cost of these programs is not included in our Summary Compensation Table below for the named executive officers (except as noted) because they are offered to employees generally. We do not provide post-retirement health coverage to our named executive officers.

Employment and Severance Agreements. In general, we do not enter into employment or severance agreements with our named executive officers, other than the change in control agreements described below.

Change in Control Agreements. We have had executive retention agreements in effect with our named executive officers since 2001 (except for Mr. Powell, whose agreement was entered into in 2008, when he joined our company). These agreements provide severance benefits to our named executive officers if their employment is terminated under specified circumstances within 24 months after a change in control (known as a “double trigger”). We believe that such agreements help retain key management in times of transition and enable them to focus on the business and the best interests of stockholders without undue concern for the security of their jobs. These agreements are described below under “Executive Compensation – Potential Payments Upon Termination or Change in Control – Executive Retention Agreements.”

In 2015, our board of directors determined that no tax gross-ups for purposes of excess parachute payments under Section 280G of the Internal Revenue Code would be included in future executive retention agreements entered into with any of our employees. In November 2016, our board of directors adopted a new form of executive retention agreement to be entered into with our officers appointed after 2015 who previously did not have executive retention agreements. This form of agreement provides severance benefits to our officers if their employment is terminated under specified circumstances within 24 months after a change in control. However, this form of agreement does not provide any tax gross-ups and instead provides that the benefits will either be cut back or the executive pays the excise tax in the event the payments would be considered excess parachute payments under Section 280G of the Internal Revenue Code.

Executive Succession Planning

Our compensation committee has a formal process for evaluating succession plans for the chief executive officer and key executive positions within the Company. Each year, our compensation committee reviews the succession plans prepared for these positions by management and considers the leadership qualities and long-term potential of our executive team.

Clawback Policy

In 2016, our board of directors adopted a “clawback policy” regarding incentive compensation awarded to our executive officers in the event of a material misstatement of our financial statements. In the event we were required to prepare an accounting restatement to correct one or more material errors, we will make reasonable attempts to recover from our current and former executive officers who received incentive-based compensation (including performance-based RSUs and stock option awards) during the preceding three-year period, the amount in excess of what should have been paid to the executive officer based on the corrected data. Incentive-based compensation includes any compensation granted, earned or vested wholly or in part upon the attainment of any financial measures, such as cash incentive compensation and performance-based RSUs.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the tax deduction available to public companies for annual compensation paid to the chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer) in excess of $1 million per person, unless the compensation qualifies as “performance-based” or is otherwise exempt from Section 162(m). We consider the potential effect of Section 162(m) in designing our executive compensation programs, but we reserve the right to use our independent judgment to approve nondeductible compensation, while taking into account the financial effects such action may have on our company. Our annual cash incentive plan and our performance-based RSUs have been designed to meet the requirements of Section 162(m). From time to time, we re-examine our executive compensation practices and the effect of Section 162(m).

Policy on Pledging and Hedging of Company Stock

We believe that our directors and officers should not use financial vehicles such as hedges to protect themselves from declines in our stock price or to pledge our stock as collateral in margin accounts or other loans. We maintain a robust policy prohibiting our directors and officers from pledging our stock as collateral for any loan or margin account. In addition, we prohibit our directors and officers from hedging their ownership of our stock, whether in the form of prepaid variable forwards, equity swaps, collars and exchange funds, or other vehicles designed to allow an individual to hold our stock without the full risks and rewards of ownership. These prohibitions are contained in our Insider Trading Policy and Procedures and are communicated regularly to our directors and officers.

Stock Ownership Guidelines

We believe that executive stock ownership is important in aligning the interests of our executives with those of our stockholders. In March 2011, our board adopted stock ownership guidelines for our executive officers that require our chief executive officer to hold shares equivalent in value to three times his annual base salary and our other executive officers to hold shares equivalent in value to one times their annual base salary. For purposes of calculating stock ownership, we include shares beneficially held by each executive officer and performance-based RSUs to the extent the performance measure has been met or earned, even if the RSU is unvested. We do not include vested or unvested stock options. Compliance with the guidelines is measured annually following the close of the fiscal year, and our executive officers have five years from the later of the adoption of our stock ownership guidelines or their appointment as an executive officer to attain compliance.

In 2015, we enhanced our stock ownership guidelines to require our executive officers to hold 50% of shares issued upon the vesting of RSUs and shares acquired upon exercise of stock options until our stock ownership guidelines are met.

As of March 2017, all our executive officers were in compliance with our stock ownership guidelines. Our director stock ownership guidelines are described under “Director Compensation.”

Risk Assessment of Our Compensation Policies

Our compensation committee has reviewed our compensation program, and based on that review, has concluded that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our company. We believe that our policies are applied consistently across our businesses, and that our focus on corporate profitability, as opposed to other measures such as revenue growth, encourages consistent behavior across our organization.

COMPENSATION COMMITTEE REPORT

The compensation committee of our board of directors has reviewed and discussed the preceding Compensation Discussion and Analysis with management. Based on such review and discussions, the compensation committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the compensation committee of the board of directors,

John M. Albertine (chairman)

Thomas C. Leonard

William P. Tully

EXECUTIVE COMPENSATION

2016 Summary Compensation Table

The following table summarizes compensation information for our chief executive officer (our principal executive officer), our chief financial officer (our principal financial officer), and our three other most highly compensated executive officers in fiscal 2016. These executive officers are collectively referred to as the “named executive officers.”

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Non- Equity Incentive Plan Compen- sation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compen- sation ($)(4)	Total ($)
Jonathan W. Painter	2016	$620,000	-		$1,411,941	$1,041,600	$242,890	$38,835	$3,355,266
President and Chief	2015	$586,000	-		$1,237,850	$912,000	$109,796	$36,972	$2,882,618
Executive Officer	2014	$496,000	-		$1,247,411	$775,900	$400,644	$37,638	$2,957,593
Michael J. McKenney	2016	$305,000	-		$182,795	$194,900	$115,951	$29,178	$827,824
Senior Vice President and Chief Financial Officer (5)	2015	$253,000	$50,000	(6)	$136,320	$202,000	$29,423	$23,640	$694,383
Eric T. Langevin	2016	$390,000	-		$398,331	$403,200	$203,771	$33,642	$1,428,944
Executive Vice President	2015	$376,000	-		$367,190	$462,000	$63,514	$33,562	$1,302,266
and Chief Operating Officer	2014	$328,000	-		$369,931	$404,000	$433,925	$32,401	$1,568,257
Jeffrey L. Powell	2016	$375,000	-		$426,469	$386,400	-	$33,595	$1,221,464
Executive Vice President	2015	$360,000	-		$399,963	$440,000	-	$33,509	$1,233,472
	2014	$309,000	-		$395,589	$383,000	-	$32,346	$1,119,935
Sandra L. Lambert	2016	$300,000	-		$177,749	$231,800	$127,908	$33,361	$870,818
Vice President, General	2015	$290,000	-		$136,320	$264,000	$64,891	$33,304	$788,515
Counsel and Secretary	2014	$255,500	-		$137,423	$234,700	$195,982	$32,191	$855,796

(1)	Represents the aggregate grant date fair value for equity awards made to our named executive officers in fiscal years 2014, 2015 and 2016. The amounts reported in this table do not reflect whether the named executive officer has actually realized a financial benefit from the award. Grant date fair value of equity awards is computed in accordance with Accounting Standards Codification Topic 718 (ASC Topic 718). For a discussion of the assumptions and methodologies used to calculate grant date fair value in this proxy statement, please refer to Note 3 of the financial statements in our annual report on Form 10-K for the year ended December 31, 2016. For performance-based RSU awards, these amounts reflect the grant date fair value of such awards based upon actual outcome of awards earned in 2016. The maximum potential value of the performance-based RSU awards (assuming the highest level of performance achievement) that could have been earned in 2016 was: Mr. Painter – $1,727,473; Mr. McKenney – $223,690; Mr. Langevin – $487,306; Mr. Powell – $521,823; and Ms. Lambert – $217,514.

(2)	Represents amounts earned for 2014, 2015, and 2016 under our annual cash incentive plan. Our 2016 cash incentive plan awards are described above under “Compensation Discussion and Analysis – Annual Cash Compensation.”

(3)	Represents the annual change in pension plan value from the beginning to the end of the fiscal year under our defined benefit retirement and restoration plans, described below under the heading “Pension Benefits in Fiscal 2016.”

(4)

Represents the total amount of all other compensation provided to our named executive officers, and includes (a) employer costs of a leased car or a car allowance payment, (b) employer contributions under our 401(k) savings plan made on behalf of the named executive officer, and (c) employer payments to cover premiums for life insurance policies for the benefit of the named executive officer. The employer costs of a leased car or car allowance payment for the named executives officers in 2016 were as follows: Mr. Painter – $25,350; Mr. McKenney – $16,300; Mr. Langevin – $20,500; Mr. Powell – $20,500; and Ms. Lambert – $20,500. In 2016, our employer contribution made under our 401(k) savings plan was $11,925 for each named executive officer. In 2016, our life insurance policies provided coverage of two times an executive’s base salary up to a maximum of $1 million, and the premiums paid on behalf of the named executive officers were as follows: Mr. Painter – $1,560; Mr. McKenney – $953; Mr. Langevin – $1,217; Mr. Powell – $1,170; and Ms. Lambert – $936.

(5)	Mr. McKenney was appointed our senior vice president and chief financial officer effective June 30, 2015. He was previously our vice president, finance and chief accounting officer.

(6)	Represents a discretionary bonus paid to Mr. McKenney in recognition of his performance during the 2015 fiscal year upon assuming the position of our chief financial officer.

Grants of Plan-Based Awards in Fiscal 2016

The following table provides information on individual grants and awards of equity-based compensation made to our named executive officers during fiscal 2016.

Grants of Plan-Based Awards in Fiscal 2016
Name	Grant Date		Estimated Possible Payouts under Non- Equity Incentive Plan Awards (1)	Estimated Future Payouts under Equity Incentive Plan Awards (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (2)
Jonathan W. Painter	3/8/16		$1,041,600	--	--	--	--
	3/8/16	(3)	--	27,843	--	--	$1,124,022
	3/8/16	(4)	--	7,132	--	--	$287,919
Michael J. McKenney	3/8/16		$194,900	--	--	--
	3/8/16	(3)	--	3,604	--	--	$145,493
	3/8/16	(4)	--	924	--	--	$37,302
Eric T. Langevin	3/8/16		$403,200	--	--	--	--
	3/8/16	(3)	--	7,855	--	--	$317,107
	3/8/16	(4)	--	2,012	--	--	$81,224
Jeffrey L. Powell	3/8/16		$386,400	--	--	--	--
	3/8/16	(3)	--	8,410	--	--	$339,512
	3/8/16	(4)	--	2,154	--	--	$86,957
Sandra L. Lambert	3/8/16		$231,800	--	--	--	--
	3/8/16	(3)	--	3,505	--	--	$141,497
	3/8/16	(4)	--	898	--	--	$36,252

(1)	Represents the cash amount earned in 2016 pursuant to an award under our cash incentive plan. In granting the award, our compensation committee established performance goals for the 2016 fiscal year as described in “Compensation Discussion and Analysis – Annual Cash Compensation – Cash Incentive Compensation.” In February 2017, our compensation committee determined the level of achievement of the performance goals resulting in the payout of awards at the level disclosed in this table. See “Compensation Discussion and Analysis – Annual Cash Compensation.”

(2)	Represents the grant date fair value of performance-based RSUs or time-based RSUs awarded to our named executive officers in 2016, which was $40.37 per share.

(3)	Represents a performance-based RSU award granted in 2016 under our 2006 equity incentive plan. The RSUs were subject to performance goals for the 2016 performance period that our compensation committee determined were met for the 2016 performance period. See “Compensation Discussion and Analysis – Equity Incentive Compensation.” Once the performance goals are met, the RSUs are subject to additional time-based vesting, and one-third of the RSUs vest on each anniversary of March 10, beginning on March 10, 2017, provided the named executive officer remains employed with our company on each vesting date. The vesting of the RSUs is accelerated upon death, disability or a change in control of our company.

(4)	Represents a time-based RSU award granted in 2016 under our 2006 equity incentive plan. One-third of the RSUs vest on each anniversary of March 10, beginning on March 10, 2017, provided the named executive officer remains employed with our company on each vesting date. The vesting of the RSUs is accelerated upon death, disability or a change-in-control of our company.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table provides information on outstanding equity awards held by our named executive officers as of the end of fiscal 2016.

Outstanding Equity Awards at 2016 Fiscal Year-End
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)
Jonathan W. Painter	42,915	-	$25.98	3/6/2023	64,152	$3,926,102
	38,515	-	$21.91	3/7/2022
	38,013	-	$24.90	3/9/2021
	70,000	-	$14.17	3/3/2020
Michael J. McKenney	4,728	-	$25.98	3/6/2023	7,742	$473,810
	4,244	-	$21.91	3/7/2022
	4,188	-	$24.90	3/9/2021
	2,261	-	$14.17	3/3/2020
Eric T. Langevin	12,727	-	$25.98	3/6/2023	18,522	$1,133,546
	11,423		$21.91	3/7/2022
	11,274	-	$24.90	3/9/2021
	18,298	-	$14.17	3/3/2020
Jeffrey L. Powell	12,210	-	$25.98	3/6/2023	19,927	$1,219,532
	10,287		$21.91	3/7/2022
	6,768	-	$24.90	3/9/2021
	11,347	-	$14.17	3/3/2020
Sandra L. Lambert	1,414		$21.91	3/7/2022	7,617	$466,160
	6,783	-	$14.17	3/3/2020

(1)	Represents the number of our shares underlying RSU awards that vest at various dates after December 31, 2016, provided that the named executive officer remains employed with our company through the applicable vesting dates. The vesting of the RSU awards is accelerated upon death, disability or a change in control of our company.

(2)	Based upon the closing price of our common stock of $61.20 on December 30, 2016, the last trading day before the close of our fiscal year.

Option Exercises and Stock Vested in Fiscal 2016

The following table provides information on the exercises of options and vesting of restricted stock units during fiscal 2016 for each of our named executive officers. No other equity awards vested or were exercised during fiscal 2016.

Option Exercises and Stock Vested in Fiscal 2016
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jonathan W. Painter	-	-	32,331	$1,364,368
Michael J. McKenney	-	-	3,562	$150,316
Eric T. Langevin	-	-	9,590	$404,698
Jeffrey L. Powell	7,773	$251,538	9,906	$418,033
Sandra L. Lambert	4,728	$123,023	3,562	$150,316

(1)	Determined by multiplying the number of shares vesting by the market value on the vesting dates.

Pension Benefits in Fiscal 2016

We provide retirement benefits to our named executive officers under our noncontributory defined benefit retirement plan (Retirement Plan) and unfunded restoration plan (Restoration Plan). All our named executive officers are participants in the Retirement Plan and Restoration Plan, other than Mr. Powell. Mr. Powell joined our company in 2008 and is not eligible to participate in our Retirement or Restoration Plans.

Retirement Plan. Under our Retirement Plan, each eligible employee receives a monthly retirement benefit, beginning at normal retirement age (65), that is a percentage of average monthly compensation before retirement multiplied by his years of service (up to a maximum of 30 years). Full credit is given for the first 25 years of service, and half credit is given for years over 25 and less than 30. Eligible employees who retire early (before the normal retirement age of 65) receive reduced benefits compared to the benefits they would receive at the normal retirement age. Average monthly compensation is generally defined as average monthly base salary over the five consecutive years of highest compensation in the fifteen-year period preceding retirement, but the annualized compensation used for this calculation may not exceed an IRS-prescribed limit for each year applicable to tax-qualified plans, which was $265,000 in 2016. The eligible employee then receives a percentage of such amount, currently determined as 1.15% of average pay up to an annualized threshold that is currently $127,000, and 1.75% of average pay in excess of the annualized threshold. Benefits under our Retirement Plan are fully vested after five years of service. The actual benefits that would be received by the participants are subject to reduction for Social Security benefits. Our Retirement Plan was closed to new participants at the end of fiscal 2005, as we shifted our focus to providing defined contribution benefit plans to employees.

Restoration Plan. Our Restoration Plan was adopted for the benefit of certain participants in our Retirement Plan whose benefits are reduced as a consequence of applicable IRS limits on the level of contributions and benefits. For those executive officers participating in our Retirement Plan, the Restoration Plan is designed to provide participants a comparable level of retirement benefits to those provided to other participants in our Retirement Plan, relative to their compensation as defined in our Retirement Plan. All of our named executive officers, except Mr. Powell, are participants in the Restoration Plan.

Following the participant’s termination of employment, the Restoration Plan will provide a benefit upon retirement payable in a lump sum that is in addition to the benefit payable from our Retirement Plan. The additional benefit would be equal to the difference between the benefit payable under our Retirement Plan calculated with and without application of the IRS limitations. In addition, our Restoration Plan modifies the years of service limitations in our Retirement Plan, so that participants continue to accrue full credit for years of service beyond 25 years until the later of the participant’s normal retirement date (the month after the participant reaches age 65) or 30 years of service.

The benefits under the Restoration Plan are fully vested for all our named executive officers participating in the Restoration Plan. The Restoration Plan is an unfunded nonqualified defined benefit plan.

We do not have a policy for granting extra pension service, except that in the event of a change in control, we are contractually required under our change in control agreements to recognize additional age and length of service in calculating the pension benefits payable to our named executive officers under these plans.

The amounts reported in the table below equal the present value of the accumulated benefit at the end of fiscal 2016 for our named executive officers who are participants in our Retirement Plan and Restoration Plan using the assumptions described in the footnote. No benefits were paid under these plans to any of our named executive officers in fiscal 2016.

Pension Benefits in Fiscal 2016
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)
Jonathan W. Painter	Retirement Plan	16	$622,447
	Restoration Plan	16	$743,727
Michael J. McKenney	Retirement Plan	19	$611,961
	Restoration Plan	19	$24,044
Eric T. Langevin	Retirement Plan	30	$914,082
	Restoration Plan	30	$459,805
Sandra L. Lambert	Retirement Plan	15	$746,482
	Restoration Plan	15	$40,047

(1)         The accumulated benefit is based on service and compensation, as described above, through December 31, 2016, the plan’s year end. The present value has been calculated assuming the benefit is paid as a lump sum. The assumptions used for calculating present value were the RP-2014 Base 2006 Rates, Projected Fully Generational with Scale MP-2016 and 4.03% Interest Rate.

Potential Payments Upon Termination or Change in Control

Executive Retention Agreements. We have no employment agreements or severance agreements with our current named executive officers that provide benefits upon termination of employment, other than executive retention agreements that provide benefits upon termination following a change in control. These executive retention agreements have been in effect with each of our named executive officers since 2001 and provide severance pay and continuation of certain welfare benefits in the event of a change in control and a termination of the executive’s employment under specified circumstances within 24 months following the change in control. Mr. Powell’s executive retention agreement was entered into in January 2008, when he joined our company. All of these agreements were in effect during 2016 and have not been modified or amended.

A “change in control” is defined in the executive retention agreements as:

•	the acquisition by any person of 20% or more of our outstanding common stock or voting securities;
•	the failure of our incumbent directors to constitute a majority of our board of directors, with “incumbent directors” meaning directors who are members of our board of directors on the date of the agreement and members who are subsequently nominated or elected by a majority of the incumbent directors;
•

the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange, or the sale or other disposition of all or substantially all of our assets, unless immediately after such transaction (a) the holders of our common stock immediately prior to the transaction own more than 80% of the outstanding voting securities of the resulting or acquiring corporation in substantially the same proportions as their ownership immediately prior to such transaction and (b) no person after the transaction owns 20% or more of the outstanding voting securities of the resulting or acquiring corporation; or

•	approval by our stockholders of a plan to completely liquidate or dissolve our company.

The executive retention agreements provide for the immediate vesting of all of the named executive officer’s unvested equity incentive awards upon a change in control.

In addition, the agreements provide severance benefits in the event the named executive officer’s employment is terminated during the 24-month period following the change in control (a “double-trigger” event). If there is a change in control and the named executive officer’s employment terminates due to death, disability or voluntarily without “good reason,” the named executive officer receives a lump sum payment equal to:

•	his or her salary through the date of termination;
•	any cash incentives earned but not yet paid for the most recently completed fiscal year; and
•	a pro rata cash incentive for the year in which his employment terminates based on the higher of the individual’s current target bonus or cash incentive for the most recently completed fiscal year (a “pro rata bonus”).

If such an event had occurred on December 31, 2016 (the last business day of our 2016 fiscal year), all of our named executive officers would have received the cash incentive payment reported in the Summary Compensation Table under the column headed “Non-Equity Incentive Plan Compensation.” In the event of a termination for “cause,” the named executive officer only receives his salary through the date of termination and any previously earned but deferred bonus. If a termination for cause occurred on December 31, 2016, no additional payments would have been received by our named executive officers.

In the event the named executive officer’s employment is terminated, either voluntarily with “good reason” or involuntarily “without cause,” during the 24-month period following a change in control, the executive retention agreements provide for severance payments and the continuation of certain welfare benefits. In such event, the named executive officer would receive:

•	salary through the date of termination;
•	any bonus earned but not yet paid for the most recently completed fiscal year;
•	a pro rata bonus (calculated as above);
•	a lump sum severance payment equal to two times the sum of the highest annual salary and bonus (or current year reference bonus if higher) within the five years prior to the year of termination;
•	continuation of health, welfare and other fringe benefits applicable immediately prior to termination for a period of two years;
•	additional age and length of service equal to two years in calculating the pension and supplemental retirement benefits payable to the named executive officers under our Retirement and Restoration Plans; and
•	a cash payment to be used toward outplacement services equal to $20,000.

The timing of payments under the executive retention agreements is subject to applicable provisions of Section 409A of the Internal Revenue Code. In addition, the executive retention agreements require gross-up payments for any excise tax imposed on the named executive officer if payments under the agreements are deemed to be “excess parachute payments” under Section 280G of the Internal Revenue Code. In 2015, our board of directors determined that no tax gross-ups for purposes of excess parachute payments under Section 280G would be included in future executive retention agreements entered into with any of our employees.

The following table sets forth the estimated compensation that would have been payable to our named executive officers had a change in control event occurred as of December 31, 2016 and their employment terminated for good reason by the executive or without cause by us on that date.

Estimated Payments Upon a Change in Control and Termination of Employment for “Good Reason” or “Without Cause” as of December 31, 2016
Name	Lump Sum Severance Payment	Value of Acceleration of Vesting of Equity Incentives (1)	Present Value of Pension Plan Benefit (2)	Continuation of Benefits (3)	Outplacement Services	Estimated Parachute Tax Gross-up Payment
Jonathan W. Painter	$3,323,200	$3,926,102	$1,711,990	$108,517	$20,000	-
Michael J. McKenney	$1,114,000	$473,810	$771,663	$89,203	$20,000	-
Eric T. Langevin	$1,704,000	$1,133,546	$1,598,152	$98,131	$20,000	-
Jeffrey L. Powell	$1,630,000	$1,219,532	-	$98,037	$20,000	-
Sandra L. Lambert	$1,128,000	$466,160	$945,884	$86,670	$20,000	-

(1)	Represents equity incentives in the form of RSUs and the incremental value of in-the-money stock options that would vest assuming a change in control event and employment termination on December 31, 2016, and that are valued using $61.20 per share, the closing price of our common stock on December 30, 2016, the last trading day before the end of our fiscal year. Does not include awards granted after December 31, 2016.

(2)	Represents the actuarial present value of the named executive officer’s aggregate accumulated benefit that could be received in a lump sum under our Retirement Plan and Restoration Plan. For all named executive officers the present value has been adjusted to reflect additional age and length of service provisions in the officer’s executive retention agreement.

(3)	Represents the estimated benefits which would continue to be provided for the period covered by the executive retention agreement, based on the 2016 amount reported for “All Other Compensation” in the Summary Compensation Table. This amount includes (a) employer costs of a leased car or a car allowance payment, (b) employer contributions under our 401(k) savings plan made on behalf of the named executive officer, and (c) employer payments to cover premiums for life insurance policies for the benefit of the named executive officer. In addition, this amount also includes the aggregate amount of premiums we currently pay on behalf of the named executive officer for health and welfare benefits, which would continue to be provided for the period covered by the executive retention agreement. We paid the following in premiums in 2016 for each named executive officer: Mr. Painter - $15,423; Mr. McKenney - $15,423; Mr. Langevin - $15,423; Mr. Powell - $15,423; and Ms. Lambert - $9,974.

DIRECTOR COMPENSATION

The compensation of our directors who are not employees is reviewed annually by our compensation committee. Our compensation committee’s philosophy has been generally to target average cash compensation of non-employee directors at the 25th percentile of the comparative data from the peer group of companies we benchmark against for executive compensation purposes (our peer group) and to target annual equity compensation at the 75th percentile of our peer group.

In February 2017, our compensation committee engaged Willis Towers Watson, the committee’s compensation consultant, to review our non-employee director compensation program and to advise it regarding the amount and type of compensation to be paid to non-employee directors. In particular, our compensation committee sought advice on capping individual director pay and recalibrating the size of the annual equity award to non-employee directors due to the substantial increase in our stock price from the end of fiscal 2015 to the end of fiscal 2016. Willis Towers Watson reviewed comparable data from our compensation peer group and confirmed that if director compensation was left unchanged in 2017, average cash compensation per director would be below the 20th percentile of our peers (based on 2016 data) and annual equity compensation per director would approximate the 95th percentile of our peers. Willis Towers Watson also discussed compensation practices including the trend toward adopting stockholder-approved limits on individual director compensation. Our compensation committee then conducted a review and assessment of our non-employee director compensation program and recommended that (i) the annual equity award to our non-employee directors be decreased to 3,000 RSUs from 5,000 RSUs and (ii) our Equity Plan be amended to limit the maximum aggregate value of total compensation payable to individual directors to $750,000 per year, as previously described in Proposal 5 above. Our compensation committee did not recommend any other changes in the annual retainer or committee retainers for directors. Our compensation committee further recommended that the amount of the future annual equity awards be reevaluated, based on a competitive review of our peers, in the event our stock price changes more than 25% from the closing price of our stock on February 10, 2017 (which was $62.70). The recommendations of our compensation committee were approved by our board of directors and implemented for fiscal 2017.

Our directors who are not employees are paid the following cash compensation for serving on our board of directors:

•	An annual retainer of $50,000.
•	An additional annual retainer for the non-executive chairman of the board of $60,000.
•	An additional annual retainer for chairmen of the following committees: audit committee - $10,000; compensation committee - $7,500; nominating and corporate governance committee - $5,000; risk oversight committee - $5,000.
•	Reimbursement of out-of-pocket expenses incurred in attending or participating in meetings of our board of directors or its committees.

We do not provide any meeting fees to our directors for their board service. All retainers are paid in equal monthly installments. We do not pay any director compensation to our directors who are also employees, such as Mr. Painter who is also our chief executive officer.

In March 2017, each of our non-employee directors received an annual award of 3,000 RSUs, deliverable in shares of common stock upon vesting, consistent with the recommended changes in our non-employee director compensation program described above. In general, the RSUs vest in four equal installments on the last day of each of our fiscal quarters during the fiscal year.

In March 2017, our compensation committee cancelled the contingent award of 10,000 cash-settled RSUs granted to each of our non-employee directors in March 2015 (Contingent RSU Award). The Contingent RSU Award would have vested only if a change in control of our company occurred during the five-year period ending on the last day of our first fiscal quarter of 2020 and could only be settled in cash. Each of our non-employee directors consented to the cancellation and received no value or other consideration in connection with the cancellation.

All awards were made under our stockholder-approved equity incentive plan. The vesting of all awards accelerates in the event of a change in control of our company. Any awards, to the extent not previously vested, are forfeited if the individual is no longer a member of the board of directors on the vesting dates.

Our non-employee directors may also be granted stock options periodically under our stockholder-approved equity incentive plans. In such event, the size and the terms of any grant would be determined by the compensation committee of our board of directors. No stock options were granted to directors in 2016.

If our stockholders approve the amendment and restatement of our Equity Plan as discussed in Proposal 5, the maximum aggregate compensation, including the aggregate value of awards granted under the Equity Plan (based on their grant date fair value for financial reporting purposes), and cash payable to any non-employee director in any fiscal year will be $750,000.

Under our stock ownership guidelines adopted in March 2011, our directors are required to hold shares of our stock equivalent in value to three times their annual cash retainer. For purposes of calculating stock ownership, we include shares beneficially held by each director and unvested RSUs. We do not include vested or unvested stock options. Compliance with the guidelines is measured annually following the close of the fiscal year, and each director has five years from the later of the adoption of our stock ownership guidelines or their appointment as a director to attain compliance. As of March 1, 2017, all of our directors were in compliance with our stock ownership guidelines. Our stock ownership guidelines for executive officers are described in “Compensation Discussion and Analysis—Stock Ownership Guidelines.”

Director Compensation for Fiscal 2016

The following table provides compensation information for our non-employee directors in fiscal 2016. Our directors do not receive any non-equity incentive plan compensation, hold deferred compensation cash balances, receive pension benefits or perquisites or other personal benefits for service on our board of directors. Mr. Painter, our chief executive officer, does not receive any compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
John M. Albertine	$57,500	$203,050	$260,550
Thomas C. Leonard	$60,000	$203,050	$263,050
William A. Rainville	$110,000	$203,050	$313,050
William P. Tully	$60,000	$203,050	$263,050

(1)	The amounts reported in this column are for annual board and chairman retainers earned in 2016.

(2)	Represents the grant date fair value of the 5,000 RSUs granted to each of our non-employee directors in 2016, computed in accordance with ASC Topic 718.

AUDIT COMMITTEE REPORT

The role of the audit committee is to assist the board of directors in its oversight of our company’s financial reporting process, as stated in the charter of the committee, which is available on our web-site at www.kadant.com. The audit committee provided the following report.

Management is responsible for the preparation, presentation and integrity of our company’s financial statements, its accounting and financial reporting principles, and its internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our company’s independent registered public accounting firm is responsible for auditing our company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The audit committee is responsible for providing independent, objective oversight of these functions.

In the performance of our oversight function, we have reviewed and discussed the audited financial statements of our company for the fiscal year ended December 31, 2016, with management and our independent registered public accounting firm, KPMG LLP. We also discussed with KPMG LLP the reasonableness of significant judgments and the clarity of disclosures in the financial statements, the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards, including the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Standards. We have received from KPMG LLP the letter and other written disclosures required by applicable requirements of the PCAOB standards regarding the independent auditors’ communication with the audit committee concerning independence, and have discussed with KPMG LLP their independence from our company. We have also considered whether the provision of other non-audit services by KPMG LLP is compatible with maintaining their independence.

Based on our review of the materials and discussions with management and the independent registered public accounting firm described in this report, we recommended to the board of directors that the audited financial statements be included in our company’s annual report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

By the audit committee of the board of directors,

Thomas C. Leonard (chairman)

John M. Albertine

William P. Tully

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees

The following table summarizes the aggregate fees (including out-of-pocket expenses) billed for professional services rendered by KPMG LLP for fiscal 2016 and 2015. All such services were approved by our audit committee in accordance with its pre-approval policy and procedures as described below in the section captioned “Pre-approval Policy and Procedures.”

Fee Category	Fiscal 2016	Fiscal 2015
Audit Fees (1)	$2,103,100	$1,736,400
Audit-Related Fees (2)	507,000	0
Tax Fees (3)	0	0
All Other Fees	0	0

Total Fees	$2,610,100	$1,736,400

(1)	Audit fees consist of fees for the audit of our annual consolidated financial statements (including an assessment of our internal control over financial reporting), the review of interim consolidated financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements. These fees also include expanded audit procedures or consultations with our management as to the accounting or disclosure treatment of transactions or events under the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, Financial Accounting Standards Board or other regulatory or standard setting bodies.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or the review of our financial statements and are not reported under “Audit Fees.” Audit-related services provided by KPMG in 2016 represented fees for financial due diligence related to proposed acquisitions.

(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services relate to the preparation of original and amended tax returns, claims for refunds and tax payment-planning services. Tax advice and tax planning services relate primarily to assistance with tax audits and appeals, due diligence, and international tax planning.

Pre-Approval Policy and Procedures

The audit committee of our board of directors has adopted a policy requiring that all audit and non-audit services to be performed by our company’s independent registered public accounting firm be approved in advance by the committee. Generally, the services must be approved in advance by the audit committee at a meeting, at which the services to be provided are described, any non-audit services to be performed are confirmed to be permissible non-audit services and a maximum amount for the services are provided. The monetary limit may not be exceeded without obtaining further pre-approval under this policy.

The audit committee may pre-approve specified types of services that are expected to be provided to our company by our independent registered public accounting firm during the next 12 months. A condition to such pre-approval is that the service be described in sufficient detail and be subject to a maximum dollar amount. An example of such services would be the quarterly review of our interim financial statements.

The audit committee has delegated to the chairman of the committee the authority to pre-approve any audit or non-audit services to be provided by the independent registered public accounting firm, provided that the service is described in sufficient detail and is subject to a maximum dollar amount. The approval of such services must be reported to the entire committee at its next regular meeting.

OTHER ACTION

We are not aware at this time of any other matters that will be presented for action at the 2017 annual meeting of stockholders. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of the proxy holders.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be included in the proxy statement and form of proxy relating to our 2018 annual meeting of stockholders and to be presented at that meeting must be received by us for inclusion in the proxy statement and form of proxy no later than December 1, 2017. In addition, our bylaws contain an advance notice provision that requires stockholders who desire to bring proposals before an annual meeting (which proposals are not to be included in our proxy statement and are submitted outside the processes of Rule 14a-8 of the Exchange Act) to comply with the advance notice provision. The advance notice provision requires that stockholders give timely written notice of their proposal to our corporate secretary. To be timely, notices must be delivered to our corporate secretary at our principal executive office not less than 60 nor more than 90 days before the first anniversary of the prior year’s annual meeting of stockholders. Accordingly, a stockholder who intends to present a proposal at the 2018 annual meeting of stockholders must provide written notice of the proposal to our corporate secretary after February 16, 2018 and before March 18, 2018. Proposals received at any other time will not be voted on at the meeting. Stockholders who wish to nominate director candidates for the stockholders to consider must include in the notice the additional information specified in our bylaws including, among other things, the candidate’s name, biographical data and qualifications. If a stockholder makes a timely notification, the proxies that we solicit for the meeting may still exercise discretionary voting authority on the proposal, consistent with the proxy rules of the SEC.

SOLICITATION STATEMENT

The cost of this solicitation of proxies will be borne by us. Solicitation will be made primarily by mail, but our regular employees may solicit proxies personally or by telephone, electronic or facsimile transmission. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of shares registered in their names, and we will reimburse such parties for their reasonable charges and expenses.

Westford, Massachusetts

March 31, 2017

ANNEX A

Non-GAAP Financial Measures

Adjusted Net Income and Adjusted Diluted EPS Reconciliation (non-GAAP)	Twelve Months Ended Dec. 31, 2016		Twelve Months Ended Jan. 2, 2016
	($ in millions)	Diluted EPS	($ in millions)	Diluted EPS
Net Income and Diluted EPS Attributable to Kadant, as Reported	$32.1	$2.88	$34.4	$3.10
Income from Discontinued Operation	-	-	(0.1)	(0.01)
Adjustments for the Following, Net of Tax:
Acquisition Costs	1.6	0.15	-	-
Amortization of Acquired Backlog and Profit in Inventory	1.4	0.12	0.1	0.01
Benefits from Discrete Tax Items	(0.3)	(0.02)	-	-
Other Income and Restructuring Costs	(0.2)	(0.02)	0.4	0.03

Adjusted Net Income and Adjusted Diluted EPS (a)	$34.6	$3.10	$34.8	$3.13

Adjusted EBITDA Reconciliation (non-GAAP) (In millions)	Fiscal 2016	Fiscal 2015

Net Income Attributable to Kadant	$32.1	$34.4
Net Income Attributable to Noncontrolling Interest	0.4	0.3
Income from Discontinued Operation, Net of Tax	-	(0.1)
Provision for Income Taxes	12.1	14.8
Interest Expense, Net	1.0	0.7

Operating Income	45.6	50.1
Other Income and Restructuring Costs	(0.3)	0.5
Acquisition Costs	1.8	-
Amortization of Acquired Backlog and Profit in Inventory	1.9	0.2

Adjusted Operating Income	49.0	50.8
Depreciation and Amortization	12.9	10.7

Adjusted EBITDA	$61.9	$61.5

(a)	Adjusted Diluted EPS was calculated using the reported weighted average diluted shares.

Adjusted operating income, adjusted net income, adjusted diluted earnings per share (EPS), and adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) are non-GAAP financial measures. Non-GAAP financial measures are not meant to be considered superior to or a substitute for the results of operations prepared in accordance with GAAP. In addition, the non-GAAP financial measures have limitations associated with their use as compared to the most directly comparable GAAP measures, in that they may be different from, and therefore not comparable to, similar measures used by other companies.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our core business, operating results, or future outlook. We believe that the inclusion of such measures helps investors to gain an understanding of our underlying operations and future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts.

A-1

ANNEX B

KADANT INC.

ANNUAL CASH INCENTIVE PLAN

1.	Purposes

The purposes of the Annual Cash Incentive Plan of Kadant Inc. are (i) to enable the Company to attract, retain, motivate and reward employees by providing an opportunity to earn incentive compensation under the Plan related to the performance of the Company and its subsidiaries and (ii) to qualify such compensation paid as performance-based compensation within the meaning of Section 162(m) of the Code, as required for employees subject to Section 162(m) of the Code.

2.	Definitions

Terms used in the Plan, and not otherwise defined, are defined as follows:

“Award” means a contingent award made to a Participant in accordance with the Plan that provides the Participant with the opportunity to earn cash compensation based on the relative level of attainment of Performance Goals established by the Committee for a Performance Period and on such other terms and conditions as the Committee shall determine.

“Board” means the Board of Directors of the Company.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board, or any other committee appointed by the Board to administer the Plan, so long as the committee is comprised of solely of two or more members of the Board who are “outside directors” within the meaning of Section 162(m).

“Company” means Kadant Inc., a Delaware corporation, or any successor to all or substantially all of the Company’s business.

“Eligible Employee” means each executive officer, officer, or other key employee of the Company or any Subsidiary designated from time to time by the Committee as eligible to participate in the Plan.

“Participant” means any Eligible Employee who receives an Award under the Plan for a specified Performance Period.

“Performance Goals” means any one or a combination of the following, which may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated and which may be determined pursuant to generally accepted accounting principles (GAAP) or on a non-GAAP basis, as determined by the Committee: (i) earnings per share, (ii) return on average shareholders’ equity or average assets, (iii) earnings, (iv) earnings or earnings per share growth, (v) earnings before interest, taxes and amortization (EBITA), (vi) earnings before interest, taxes, depreciation and amortization (EBITDA), (vii) operating income, (viii) operating margins, (ix) division income, (x) revenues, (xi) expenses, (xii) stock price, (xiii) market share, (xiv) return on sales, assets, equity, or investment, (xv) achievement of balance sheet or income statement objectives, (xvi) net cash provided from continuing operations, (xvii) stock price appreciation, (xviii) total shareholder return, (xix) strategic initiatives, (xx) cost control, (xxi) net operating profit after tax, (xxii) pre-tax or after-tax income, (xxiii) cash flow, (xxiv) net income, (xxv) financial ratios contained in the Company’s debt instruments, and (xxvi) any other objective goals established by the Committee, with respect to Awards not required to qualify under Section 162(m).

“Performance Period” for an Award means the fiscal year of the Company, unless another period of time for the measurement of the extent to which the applicable Performance Goals are attained is designated by the Committee at the time the Award is made.

“Plan” means the Kadant Inc. Cash Incentive Plan, as amended from time to time.

“Section 162(m)” means Section 162(m) of the Code.

“Subsidiary” means (i) a corporation or other entity with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body or (ii) any other corporation or other entity in which the Company, directly or indirectly, has at least a majority equity or similar interest.

3.	Administration

The Plan shall be administered by the Committee which shall have full power and authority, in its discretion, but subject to the express provisions of this Plan, to:

•	select Participants from Eligible Employees;

•	establish the terms and conditions of Awards, including the times at which Awards are made, the Performance Period to which an Award relates, and the Performance Goals to which an Award is subject;

•	determine the extent to which cash payments are actually earned pursuant to Awards and the amounts to be paid;

•	prescribe, amend and rescind rules and regulations relating to the Plan; and

•	interpret this Plan and make all determinations necessary or advisable for the administration of the Plan.

The determinations of the Committee pursuant to its authority under the Plan shall be conclusive, final and binding. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award.

4.	Eligibility

Awards may be granted to any Eligible Employee.

5.	Awards

The Committee shall, in its sole discretion, determine which Eligible Employees shall receive Awards and shall determine the Performance Period relating to each Award. For each Performance Period applicable to an Award, the Committee shall establish one or more Performance Goals, or any combination of Performance Goals, applicable to such Award and the other terms and conditions of the Award. Such Performance Goals and other terms and conditions shall be established by the Committee in its sole discretion as it shall deem appropriate and in the best interests of the Company and shall be established (i) within 90 days after the first day of the Performance Period and (ii) before 25% of the Performance Period has elapsed.

Performance Goals may take the form of absolute goals or goals relative to past performance of the Company or the current or past performance of one or more other companies comparable or similarly situated to the Company or of an index covering multiple companies. To the extent not inconsistent with qualification for an exemption from the deduction limit under Section 162(m), the Committee may specify that the Performance Goals exclude or be adjusted to reflect any one or more of (i) extraordinary items or other unusual or non-recurring items, (ii) discontinued operations, (iii) gains or losses on the dispositions of operations, (iv) effects of changes in accounting principles, (v) the write down of any asset or other impairment, (vi) the effect of foreign currency fluctuations, and (vii) charges for restructuring and rationalization programs. The Committee may establish Performance Goals that are particular to a Participant, or the department, branch, line of business, subsidiary, segment or other unit in which the Participant is employed or for which the Participant has supervisory responsibility and may cover such Performance Period as specified by the Committee.

After the end of each Performance Period for which the Committee has granted Awards, the Committee shall certify in writing the extent to which the Performance Goals established by the Committee for the Performance Period have been achieved and shall authorize the Company to make Award payments to Participants in accordance with the terms of the Awards. In no event shall the amount paid to a Participant in accordance with the terms of an Award by reason of Performance Goal achievement exceed $5,000,000 in any calendar year. Award payments shall be made to a Participant only upon the achievement of the applicable Performance Goals, except that the Committee may waive the achievement of Performance Goals in the event of the death, disability, a change in control of the Company or, for Awards not required to qualify under Section 162(m), such other event as the Committee may deem appropriate. Award payments to a Participant with respect to a Performance Period shall be made no later than the 15th day of the third month following the end of the taxable year of the Participant within which the last day of such Performance Period occurs.

The Committee may at any time, in its sole discretion, cancel an Award or eliminate or reduce (but not increase) the amount payable pursuant to the terms of an Award without the consent of a Participant.

The Committee shall have the power to impose such other restrictions on Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C), or any successor provision to such section of the Code.

6.	Transferability

Awards shall not be subject to the claims of creditors and may not be assigned, alienated, transferred or encumbered in any way other than by will or the laws of descent and distribution.

7.	Withholding Taxes

The Company may withhold or cause to be withheld from any and all cash payments made under this Plan such amounts as are necessary to satisfy all U.S. federal, state and local withholding tax requirements related to Awards or in accordance with the Company’s payroll practices as from time to time in effect.

8.	Amendment and Termination

The Committee may amend, modify or terminate the Plan in any respect at any time without the consent of Participants, provided that (i) no amendment or termination of the Plan may adversely affect any previously-granted Award without the consent of the affected Participant, except to the extent necessary to comply with Section 409A of the Code, and (ii) no amendment which would require shareholder approval under Section 162(m) may be effected without such shareholder approval.

9.	Effective Date and Term of the Plan

This Plan shall be effective for the 2017 fiscal year of the Company, which begins January 1, 2017; provided however, that the Plan shall be void ab initio unless approved by a vote of the Company’s Stockholders at the annual stockholders’ meeting of the Company following adoption of the Plan by the Board and Committee.

Unless terminated earlier by action of the Board, the Plan shall expire on the date of the annual meeting of the Company’s stockholders held in 2022, unless the Plan is extended and reapproved by a vote of the Company’s stockholders at the annual stockholders’ meeting held in 2022. Expiration of the Plan shall not affect any Awards outstanding on the date of the expiration and such Awards shall continue to be subject to the terms of the Plan, notwithstanding its termination. Upon expiration of the Plan, no further Awards may be granted under the Plan.

10.	Miscellaneous

(a) No Rights to Awards or Employment. This Plan is not an employment contract between the Company and an Eligible Employee or Participant. No Eligible Employee shall have any claim or right to receive Awards under the Plan. Nothing in the Plan shall confer upon any employee of the Company any right to continued employment with the Company or any Subsidiary or interfere in any way with the right of the Company or a Subsidiary to terminate the employment of any of its employees at any time, with or without cause, including, without limitation, any individual who is then a Participant in the Plan.

(b) Other Compensation. Nothing in this Plan shall preclude or limit the ability of the Company to pay any compensation to a Participant under any other additional compensation and benefits plans, programs and arrangements, including, without limitation, any employee benefit plan, equity plan, or bonus plan, program or arrangement.

(c) Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not included in the Plan. In addition, if any provision of this Plan would cause

Awards not to constitute “qualified performance-based compensation” under Section 162(m), that provision shall be severed from, and shall be deemed not to be part of, the Plan, but the other provisions hereof shall remain in full force and effect. Any specific action by the Committee that would violate Section 162(m) and regulations thereunder shall be void.

(d) Governing Law. The Plan and all actions taken under the Plan shall be governed by and construed in accordance with the laws of the State of Delaware.

ANNEX C

KADANT INC.

AMENDED AND RESTATED

2006 EQUITY INCENTIVE PLAN

(As amended by the board of directors on March 8, 2017 and pending stockholder approval of such amendments at the annual meeting to be held on May 17, 2017)

1.	Purpose

The purpose of this 2006 Equity Incentive Plan (the “Plan”) of Kadant Inc. (the “Company”) is to advance the interests of the Company and its stockholders by enhancing the Company’s ability to attract, retain and motivate persons (such as employees, officers and directors of, and consultants to, the Company and its subsidiaries) who are expected to make significant contributions to the future growth and success of the Company and its subsidiaries. The Plan is intended to accomplish these goals by enabling the Company to offer such persons equity ownership opportunities or performance-based stock incentives in the Company, or any combination thereof (“Awards”), that are intended to align their interests with those of the Company’s stockholders and to encourage them to continue in the service of the Company and to pursue the long-term growth, profitability and financial success of the Company.

2.	Administration

The Plan will be administered by the Board of Directors of the Company (the “Board”). The Board shall have full power to interpret and administer the Plan, including full authority to:

•	prescribe, amend and rescind rules and regulations relating to the Plan and Awards,

•	select the persons to whom Awards will be granted (“Participants”),

•	determine the type and amount of Awards to be granted to Participants (including any combination of Awards),

•	determine the terms and conditions of Awards granted under the Plan (including terms and conditions relating to events of merger, consolidation, dissolution and liquidation, change in control, vesting, forfeiture, restrictions, dividends and interest, if any, on deferred amounts),

•	waive compliance by a Participant with any obligation to be performed by him or her under an Award,

•	waive any term or condition of an Award, cancel an existing Award in whole or in part with the consent of a Participant,

•	grant replacement Awards,

•	accelerate the vesting or lapse of any restrictions of any Award,

•	correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award, and

•	adopt the form of instruments evidencing Awards under the Plan and change such forms from time to time.

Any interpretation by the Board of the terms and provisions of the Plan or any Award thereunder and the administration thereof, and all action taken by the Board, shall be final, binding and conclusive on all parties and any person claiming under or through any party. No director shall be liable for any action or determination made in good faith.

The Board may, to the full extent permitted by law, delegate any or all of its responsibilities under the Plan to a committee (the “Committee”) appointed by the Board and consisting of independent members of the Board. All references in the Plan to the “Board” shall mean the Board or a Committee of the Board to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

3.	Effective Date

The Plan was adopted by the Board on March 7, 2006 and approved by the Company’s stockholders on May 25, 2006. No Awards may be granted under the Plan after May 20, 2024.

4.	Shares Available for Awards

4.1 Authorized Number of Shares

Subject to adjustment as provided in Section 9.6, the total number of shares of common stock of the Company, par value $.01 per share (the “Common Stock”), reserved and available for distribution under the Plan shall be 1,755,000 shares. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares.

4.2 Share Counting

The following rules shall apply in determining the number of shares of Common Stock remaining available for issuance under the Plan:

•	shares of Common Stock covered by Awards of stock appreciation rights shall be counted against the number of shares available for the grant of Awards under the Plan; provided that Awards of stock appreciation rights that may be settled in cash only shall not be so counted;

•	if any Award of shares of Common Stock expires or terminates without having been exercised in full, is forfeited or is otherwise terminated, surrendered or cancelled in whole or in part (including as a result of shares of Common Stock subject to such Award being repurchased by the Company pursuant to the terms of any Award, the unused shares of Common Stock covered by such Award shall be available again for the future grant of Awards under the Plan, subject, however, in the case of Incentive Stock Options (as hereinafter defined), to any applicable limitations under the Internal Revenue Code of 1986, as amended (the “Code”);

•	if any Award results in Common Stock not being issued (including as a result of an stock appreciation right that could be settled either in cash or in stock and was actually settled in cash), the unused shares of Common Stock covered by such Award shall be available again for the future grant of Awards under the Plan, subject, however, in the case of Incentive Stock Options (as hereinafter defined), to any limitations under the Code;

•	Shares of Common Stock tendered to the Company by a Participant to purchase shares of Common Stock upon the exercise of an Award or to satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation), the number of shares tendered shall be added to the number of shares of Common Stock available for the future grant of Awards under the Plan; and

•	Any shares of Common Stock underlying Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or any of its subsidiaries or affiliates or with which the Company or any of its subsidiaries or affiliates combines, shall not, unless required by law or regulation, count against the number of shares of Common Stock available for the future grant of Awards under the Plan.

4.3 Participant Limitation

Subject to adjustment as provided in Section 9.6, the maximum number of shares of Common Stock permitted to be granted under any Award or combination of Awards to a single Participant during any one calendar year shall be 500,000 shares of Common Stock.

4.4 Non-employee Director Limitation

The maximum aggregate value of Awards granted under the Plan (based on their grant date fair value for financial reporting purposes) and cash payable to any individual non-employee director in any fiscal year shall be $750,000.

5.	Eligibility

All of the employees, officers and directors of, and consultants to, the Company and its subsidiaries, or other persons are eligible to receive Awards under the Plan. The Board, or other appropriate committee or person to the extent permitted pursuant to the last two sentences of Section 2, shall from time to time select from among such eligible persons those who will receive Awards under the Plan.

6.	Types of Awards

The Board may offer Awards under the Plan in any form of equity-based interest, equity-based incentive or performance-based stock incentive in Common Stock of the Company or any combination thereof. The type, terms and conditions and restrictions of an Award shall be determined by the Board at the time such Award is made to a Participant. An Award shall be made at the time specified by the Board, shall be subject to such conditions or restrictions as may be imposed by the Board and shall conform to the general rules applicable under the Plan as well as any special rules then applicable under federal tax laws or regulations or the federal securities laws relating to the type of Award granted. In addition, Awards granted under the Plan shall comply with the minimum vesting requirements applicable to the form of Award. Awards in the form of stock options and stock appreciation rights shall vest at a minimum of 12 months from the date of grant, provided that the Board may grant up to a maximum of 100,000 shares of Common Stock to which these vesting provisions do not apply.

Without limiting the foregoing, Awards may take the following forms and shall be subject to the following rules and conditions:

6.1 Options

An option is an Award that entitles the holder on exercise thereof to purchase Common Stock at a specified exercise price. Options granted under the Plan may be either incentive stock options (“incentive stock options”) that meet the requirements of Section 422 of the Code, or options that are not intended to meet the requirements of Section 422 of the Code (“nonstatutory options”).

6.1.1 Option Price. The price at which Common Stock may be purchased upon exercise of an option shall be determined by the Board, provided however, the exercise price shall not be less than 100% of the fair market value per share of Common Stock as determined by (or in a manner approved by) the Board as of the date of grant.

6.1.2 Option Grants. The granting of an option shall take place at the time specified by the Board. Options shall be evidenced by written option agreements. Such agreements shall conform to the requirements of the Plan, and may contain such other provisions (including but not limited to vesting and forfeiture provisions, acceleration, change in control, protection in the event of merger, consolidations, dissolutions and liquidations) as the Board shall deem advisable. Option agreements shall expressly state whether an option grant is intended to qualify as an incentive stock option or nonstatutory option.

6.1.3 Option Period. An option will become exercisable at such time or times (which may be immediately or in such installments as the Board shall determine) and on such terms and conditions as the Board shall specify. The option agreements shall specify the terms and conditions applicable in the event of an option holder’s termination of employment during the option’s term. No option may be granted for a term in excess of 10 years.

Any exercise of an option must be in writing, signed by the proper person and delivered or mailed to the Company, accompanied by (1) any additional documents required by the Board and (2) payment in full in accordance with Section 6.1.4 for the number of shares for which the option is exercised.

6.1.4 Payment of Exercise Price. Stock purchased on exercise of an option shall be paid for as follows: (1) in cash or by check (subject to such guidelines as the Company may establish for this purpose), bank draft or money order payable to the order of the Company or (2) if so permitted by the instrument evidencing the option (or in the case of a nonstatutory option, by the Board at or after grant of the option), (i) through the delivery of shares of Common Stock that have been outstanding for at least six months (or such other minimum length of time the Board expressly approves) and that have a fair market value (determined in accordance with procedures prescribed by the Board) equal to the exercise price, (ii) by delivery of a promissory note of the option holder to the Company, payable on such terms as are specified by the Board, (iii) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price, (iv) by any combination of the foregoing permissible forms of payment or (v) such other lawful consideration as the Board may determine.

6.1.5 Limitation on Repricing. Unless approved by the Company’s stockholders, (i) no outstanding option granted under the Plan may be amended to provide an exercise price per share that is lower than the current exercise price per share of such outstanding option (other than adjustments pursuant to Section 9.6) and (ii) no outstanding option granted under the Plan may be cancelled, exchanged, bought out, replaced or surrendered in exchange for cash, other Awards, or options with an exercise price that is less than the current exercise price per share of such outstanding option (other than adjustments pursuant to Section 9.6).

6.1.6 Special Rules for Incentive Stock Options. Each provision of the Plan and each option agreement evidencing an incentive stock option shall be construed so that each incentive stock option shall be an incentive stock option as defined in Section 422 of the Code or any statutory provision that may replace such Section, and any provisions thereof that cannot be so construed shall be disregarded. Instruments evidencing incentive stock options shall contain such provisions as are required under applicable provisions of the Code. Incentive stock options may be granted only to employees of the Company and its subsidiaries.

6.2 Stock Appreciation Rights

A stock appreciation right (“SAR”) is an Award entitling the recipient, upon exercise, to receive an amount in cash or Common Stock or a combination thereof (in such form to be determined by the Board) determined in whole or in part by reference to appreciation after the date of grant in the fair market value of a share of Common Stock. The terms of SARs shall be determined by the Board in its discretion. SARs may be granted in tandem with, or separately from, Options granted under the Plan. No SAR may be granted for a term in excess of 10 years.

6.2.1 Tandem Awards. Participants may be granted a tandem SAR, consisting of SARs granted with an underlying option, exercisable upon such terms and conditions as the Board shall establish, provided that the tandem SAR will have the same exercise price and maximum term of the underlying option. Tandem SARs shall provide that the Participant may elect between the exercise of the underlying option for shares of Common Stock or the surrender of the option in exchange for a distribution from the Company in an amount equal to the excess of (a) the fair market value (on the option surrender date) of the number of shares in which the Participant is at the time vested under the surrendered option (or surrendered portion thereof) over (b) the aggregate exercise price payable for such vested shares. No option surrender shall be effective unless it is approved by the Board, either at the time of the actual option surrender or at any earlier time. If the option surrender is approved, then the distribution to the Participant may be made in shares valued at fair market value (on the option surrender date), in cash, or party in shares and partly in cash, as the Board shall deem appropriate. If the surrender of an option is not approved by the Board, then the Participant shall retain whatever rights he or she had under the surrendered option (or surrendered portion thereof) on the option surrender date and may exercise such rights in accordance with the terms of the option Award.

6.2.2 Stand-alone SARs. Participants may be granted a SAR not expressly granted in tandem with an option. The stand-alone SAR shall cover a specified number of shares of Common Stock and will become exercisable at such time or times and on such conditions as the Board may specify in the SAR Award. Upon exercise of a stand-alone SAR, a Participant shall be entitled to receive a distribution from the Company in an amount equal to the excess of (a) the fair market value (on the exercise date) of the number of shares underlying the exercised right over (b) the aggregate base price in effect for those shares. The number of shares underlying each stand-alone SAR and the base price in effect for those shares shall be determined by the Board at the time the stand-alone SAR is granted, provided however, that the base price per share may not be less than the fair market value per underlying share on the date of grant. The distribution to the Participant with respect to an exercised stand-alone SAR may be made in shares valued at fair market value on the exercise date, in cash, or party in shares and partly in cash, as the Board shall deem appropriate.

6.2.3 Limitation on Repricing. Unless approved by the Company’s stockholders, (i) no outstanding SAR granted under the Plan may be amended to decrease the exercise price or base price applicable to such SAR (other than adjustments pursuant to Section 9.6) and (ii) no outstanding SAR granted under the Plan may be cancelled, exchanged, bought-out, replaced or surrendered in exchange for cash, other Awards, or SARs with an exercise price or base price that is less than the current exercise price or base price per share applicable to such SAR (other than adjustments pursuant to Section 9.6)..

6.3 Restricted Stock and Restricted Stock Units

An Award of restricted stock entitles the recipient thereof to acquire shares of Common Stock upon payment of the purchase price, if any, subject to restrictions specified in the instrument evidencing the Award. A restricted stock unit is an Award of a contractual right to receive, at a future date, shares or an amount based on the fair market value of a share of Common Stock, subject to restrictions specified in the instrument evidencing the Award.

6.3.1 Restricted Stock Awards. Awards of restricted stock and restricted stock units shall be evidenced by written agreements. Such agreements shall conform to the requirements of the Plan, and may contain such other provisions (including restriction and forfeiture provisions, restrictions based upon the achievement of specific performance goals, change in control, protection in the event of mergers, consolidations, dissolutions and liquidations) as the Board shall deem advisable. Restricted stock units awarded to a Participant may be settled in shares valued at fair market value on the settlement date, in cash, or partly in shares or partly in cash, as the Board shall deem appropriate.

6.3.2 Restrictions. Until the restrictions specified in a restricted stock agreement shall lapse, restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of, and upon certain conditions specified in the restricted stock agreement, must be resold to the Company for the price, if any, specified in such agreement. The restrictions shall lapse at such time or times, and on such conditions, as the Board may specify. The Board may at any time accelerate the time at which the restrictions on all or any part of the shares shall lapse.

6.3.3 Vesting. Awards of restricted stock or restricted stock units that vest based on the passage of time alone shall vest ratably not less than each of the first three anniversaries of the date of grant (1/3 on the first anniversary, an additional 1/3 on the second anniversary and 100% on the third anniversary). This vesting provision shall not apply to Awards that vest based on performance goals determined by the Board (including performance-based compensation Awards under Section 6.4). In addition, the Board may grant up to a maximum of 250,000 shares of Common Stock with vesting provisions that vary from the first sentence of this Section 6.3.3.

6.3.4 Rights as a Stockholder. A Participant holding an unvested Award of restricted stock units, including those subject to performance goals, shall have no ownership interest in the shares of Common Stock to which the restricted stock units relate until the shares have vested, payment with respect to such restricted stock units is actually made in shares of Common Stock and the underlying shares have been issued. A Participant who acquires shares upon vesting of restricted stock will have all of the rights of a Stockholder with respect to such shares including the right to receive dividends and to vote such shares. Dividends and other property payable to a Participant shall be distributed only if and when the restrictions imposed on the applicable restricted stock lapse. Unless the Board otherwise determines, certificates evidencing shares of restricted stock will remain in the possession of the Company until such shares are free of all restrictions under the Plan.

6.3.5 Purchase Price. The purchase price of shares of restricted stock shall be determined by the Board, in its sole discretion.

6.3.6 Other Awards Settled With Restricted Stock. The Board may provide that any or all of the Common Stock delivered pursuant to an Award will be restricted stock.

6.4 Performance-Based Compensation

6.4.1 Performance Awards. A performance Award entitles the recipient to receive, without payment, an amount, in cash or Common Stock or a combination thereof (such form to be determined by the Board),

following the attainment of performance goals. Performance goals may be related to personal performance, corporate performance, departmental performance or any other category of performance deemed by the Board to be important to the success of the Company. The Board will determine the performance goals, the period or periods during which performance is to be measured and all other terms and conditions applicable to the Award.

6.4.2 Section 162(m) Performance-Based Awards. The Board may delegate the administration and grant of Awards to a Committee approved by the Board, the members of which all are “outside directors” as defined by Section 162(m) (the “Section 162(m) Committee”), for the purpose of granting Awards that satisfy all the requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code (“Performance-based Compensation”). If the Section 162(m) Committee determines, at the time a restricted stock Award or other stock-based Award is granted to a Participant, that such Participant is, or is likely to be as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a “Covered Employee” (as defined in Section 162(m)), then the Section 162(m) Committee may provide that this Section 6.4.2 is applicable to such Award. The Section 162(m) Committee may be the same as the Compensation Committee, if the members of the Compensation Committee meet the criteria for the Section 162(m) Committee.

6.4.2.1 Performance Measures. Awards subject to this Section shall provide that the lapsing of restriction and the distribution of cash or shares pursuant to the Award, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Section 162(m) Committee, which shall be based on attainment of specified levels of one or any combination of the following, which may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated, and which may be determined pursuant to generally accepted accounting principles (GAAP) or on a non-GAAP basis, as determined by the Section 162(m) Committee (collectively “Performance Measures”): (a) earnings per share, (b) return on average equity or average assets, (c) earnings, (d) earnings growth, (e) earnings per share growth, (f) earnings before interest, taxes and amortization (“EBITA”), (g) earnings before interest, taxes, depreciation and amortization (“EBITDA”), (h) operating income, (i) operating margins, (j) division income, (k) revenues, (l) expenses, (m) stock price, (n) market share, (o) return on sales, assets, equity or investment, (p) achievement of balance sheet or income statement objectives, (q) net cash provided from continuing operations, (r) stock price appreciation, (s) total shareholder return, (t) strategic initiatives, (u) cost control, (v) net operating profit after tax, (w) pre-tax or after-tax income, (x) cash flow, (y) net income, and (z) financial ratios contained in the Company’s debt instruments. To the extent not inconsistent under Section 162(m), the measurement of Performance Measures may exclude or be adjusted to reflect any one or more of (i) extraordinary items or other unusual or non-recurring items, (ii) discontinued operations, (iii) gains or losses on the dispositions of operations, (iv) effects of changes in accounting principles, (v) the writedown of any asset or other impairment, (vi) the effect of foreign currency fluctuations and (vii) charges for restructuring and rationalization programs. The Performance Measures may be particular to a Participant, or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Section 162(m) Committee. Performance Measures will be set by the Section 162(m) Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m).

6.4.2.2 Adjustment of Performance Measures. With respect to Awards that are intended to be subject to this Section 6.4.2, the Section 162(m) Committee may adjust downwards, but not upwards, the cash or number of Shares payable pursuant to such Award, and the Section 162(m) Committee may not waive the achievement of the applicable performance goals except in the case of the death or disability of the Participant.

6.4.2.3 Committee Discretion. Nothing in this Section 6.4.2 is intended to limit the Board’s discretion to adopt conditions or goals that relate to performance with respect to any Award that is not intended to qualify as Performance-based Compensation. In addition, the Board may, subject to the terms of the Plan, amend previously granted Award in a way that disqualifies them as Performance-based Compensation.

6.4.2.4 Change in Law. In the event that the requirements of Section 162(m) and the regulations thereunder change to permit the Section 162(m) Committee discretion to alter the Performance Measures without obtaining stockholder approval of such changes, the Section 162(m) Committee shall have sole discretion to make such changes without obtaining stockholder approval.

6.5 Other Stock-Based Awards

The Board may grant equity-based or equity-related Awards not otherwise described herein in such amounts and subject to such terms and conditions as the Board may determine. By way of illustration and not limitation, such other stock-based Awards may (i) involve the transfer of actual shares of Common Stock, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of Common Stock; (ii) be subject to performance-based or service-based conditions; (iii) be in the form of phantom stock, restricted stock, restricted stock units, performance shares or other form of stock-based incentive; or (iv) be designed to comply with applicable laws of jurisdictions other than the United States.

6.6 Deferred Payments or Delivery of Shares; Limitation on Options and SARs

The Board may determine that all or a portion of any Award to a Participant, whether it is to be paid in cash, shares of Common Stock or a combination, shall be deferred or may, in its sole discretion, approve deferral elections by Participants, on such conditions, as the Board may specify. The Board may at any time accelerate the time at which delivery of all or any part of shares of the Common Stock will take place. Notwithstanding the foregoing, deferral of option or SAR gains shall not be permitted under the Plan.

7.	Purchase Price and Payment

Except as otherwise provided in the Plan, the purchase price of Common Stock to be acquired pursuant to an Award shall be the price determined by the Board, provided that such price shall not be less than the par value of the Common Stock. Except as otherwise provided in the Plan, the Board may determine the method of payment of the exercise price or purchase price of an Award granted under the Plan and the form of payment. The Board may determine that all or any part of the purchase price of Common Stock pursuant to an Award has been satisfied by past services rendered by the Participant. The Board may agree at any time, upon request of the Participant, to defer the date on which any payment under an Award will be made.

8.	Change in Control

8.1 Impact of Event

In the event of a “Change in Control” as defined in Section 8.2, as applicable, the following provisions shall apply, unless the agreement evidencing the Award otherwise provides (by specific explicit reference to Section 8.2 below). If a Change in Control occurs while any Awards are outstanding, then, effective upon the Change in Control, all outstanding Awards of a Participant shall be accelerated as follows: (i) each outstanding stock option, stock appreciation right or other stock-based Award granted under the Plan that was not previously exercisable and vested shall become immediately exercisable in full and vested, and will no longer be subject to a right of repurchase by the Company, and will remain exercisable throughout their entire term, (ii) each outstanding restricted stock award, restricted stock unit or other stock-based Award subject to restrictions and to the extent not fully vested, shall be deemed to be fully vested, free of restrictions and conditions and no longer subject to a right of repurchase by the Company, and (iii) the restrictions and other deferral limitations applicable to other Awards shall lapse, and such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and exercisable to the full extent of the original grant.

8.2 Definition of “Change in Control”

“Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (d) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):

(a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 20% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (ii) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions of shares of Common Stock shall not constitute a Change in Control: (i) any acquisition by the Company, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iii) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (c) of this definition; or

(b) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the board of directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board as of March 8, 2006 or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(c) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 80% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Common Stock and Outstanding Voting Securities, respectively; and (ii) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors; or

(d) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

9.	General Provisions

9.1 Documentation of Awards

Awards will be evidenced by written instruments, which may differ among Participants, prescribed by the Board from time to time. Such instruments may be in the form of agreements to be executed by both the Participant and the Company or certificates, letters or similar instruments which need not be executed by the participant but acceptance of which will evidence agreement to the terms thereof. Such instruments shall conform to the requirements of the Plan and may contain such other provisions (including provisions relating to events of merger, consolidation, dissolution and liquidations, change in control and restrictions affecting either the agreement or the Common Stock issued thereunder), as the Board deems advisable.

9.2 Rights as a Stockholder

Except as specifically provided by the Plan or the instrument evidencing the Award, the receipt of an Award will not give a Participant rights as a Stockholder with respect to any shares covered by an Award until the date of issue of a stock certificate to the Participant for such shares.

9.3 Conditions on Delivery of Stock

The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove any restriction from shares previously delivered under the Plan (a) until all conditions of the Award have been satisfied or removed, (b) until, in the opinion of the Company’s counsel, all applicable federal and state laws and regulations have been complied with, (c) if the outstanding Common Stock is at the time listed on any stock exchange, until the shares have been listed or authorized to be listed on such exchange upon official notice of issuance, and (d) until all other legal matters in connection with the issuance and delivery of such shares have been approved by the Company’s counsel. If the sale of Common Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Common Stock bear an appropriate legend restricting transfer.

If an Award is exercised by the Participant’s legal representative, the Company will be under no obligation to deliver Common Stock pursuant to such exercise until the Company is satisfied as to the authority of such representative.

9.4 Tax Withholding

The Company will withhold from any cash payment made pursuant to an Award an amount sufficient to satisfy all federal, state and local withholding tax requirements (the “withholding requirements”).

In the case of an Award pursuant to which Common Stock may be delivered, the Board will have the right to require that the Participant or other appropriate person remit to the Company an amount sufficient to satisfy the withholding requirements, or make other arrangements satisfactory to the Board with regard to such requirements, prior to the delivery of any Common Stock. If and to the extent that such withholding is required, the Board may permit the Participant or such other person to elect at such time and in such manner as the Board provides to have the Company hold back from the shares to be delivered, or to deliver to the Company, Common Stock having a value calculated to satisfy the withholding requirement.

9.5 Transferability of Awards

Except as may be authorized by the Board, in its sole discretion, no Award (other than an Award in the form of an outright transfer of cash or Common Stock not subject to any restrictions) may be sold, assigned, transferred, pledged or otherwise encumbered other than by will or the laws of descent and distribution, and during a Participant’s lifetime an Award requiring exercise may be exercised only by him or her (or in the event of incapacity, the person or persons properly appointed to act on his or her behalf). The Board may, in its discretion, permit or provide in an Award for the transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or family partnership established solely for the benefit of the Participant and /or an immediate family member if, with respect to such proposed transferee, the Company would be eligible to use a Form S-8 for the registration of the sale of the Common Stock subject to such Award under the Securities Act of 1933, as amended, and provided that the Company shall not be required to recognize any such transfer until such time as the Participant and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award.

9.6 Adjustments in the Event of Certain Transactions

(a) In the event of a stock dividend, stock split or combination of shares, or other distribution with respect to holders of Common Stock other than normal cash dividends, the Board will make (i) appropriate adjustments to the maximum number of shares that may be delivered under the Plan under Section 4 above and the participant limit set forth in Section 4, and (ii) appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provisions of Awards affected by such change.

(b) In the event of any recapitalization, spinoff, merger or consolidation involving the Company, any transaction in which the Company becomes a subsidiary of another entity, any sale or other disposition of all or a substantial portion of the assets of the Company or any similar transaction, as determined by the Board, the Board in its discretion may make appropriate adjustments to outstanding Awards to avoid distortion in the operation of the Plan.

9.7 Employment Rights

Neither the adoption of the Plan nor the grant of Awards will confer upon any person any right to continued employment with the Company or any subsidiary or interfere in any way with the right of the Company or subsidiary to terminate any employment relationship at any time or to increase or decrease the compensation of such person. Except as specifically provided by the Board in any particular case, the loss of existing or potential profit in Awards granted under the Plan will not constitute an element of damages in the event of termination of an employment relationship even if the termination is in violation of an obligation of the Company to the employee.

Whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment shall be determined by the Board at the time. For purposes of this Plan, transfer of employment between the Company and its subsidiaries shall not be deemed termination of employment.

9.8 Other Employee Benefits

The value of an Award granted to a Participant who is an employee, and the amount of any compensation deemed to be received by an employee as a result of any exercise or purchase of Common Stock pursuant to an Award or sale of shares received under the Plan, will not constitute “earnings” or “compensation” with respect to which any other employee benefits of such employee are determined, including without limitation benefits under any pension, stock ownership, stock purchase, life insurance, medical, health, disability or salary continuation plan.

9.9 Legal Holidays

If any day on or before which action under the Plan must be taken falls on a Saturday, Sunday or legal holiday, such action may be taken on the next succeeding day not a Saturday, Sunday or legal holiday.

9.10 Foreign Nationals

Without amending the Plan, Awards may be granted to persons who are foreign nationals or employed outside the United States or both, on terms and conditions different from those specified in the Plan in order to meet the applicable laws and other legal or tax requirements of the countries in which such foreign nationals reside or work, as may, in the judgment of the Board, be necessary or desirable to further the purpose of the Plan.

9.11 Governing Law

The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

9.12 Compliance with Section 409A of the Code

To the extent applicable to an Award, it is intended that this Plan and Awards made under the Plan comply with the provisions of Section 409A of the Code and applicable rules and regulations. The Plan and any Awards to which Section 409A is applicable will be administered in a manner consistent with this intent, and any provision that would cause this Plan or any Award made under the Plan to fail to satisfy Section 409A of the Code, to the extent applicable, shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A and may be made by the Company without the consent of Participants to which Section 409A shall apply).

Except as provided in individual Award agreements initially or by amendment, if and to the extent any portion of any payment, compensation or other benefit provided to a Participant in connection with his or her employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination the

Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Code Section 409A) (the “New Payment Date”), except as Code Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not to satisfy the conditions of that section.

10.	Termination and Amendment

The Plan shall remain in full force and effect until terminated by the Board. Subject to the last sentence of this Section 10, the Board may at any time or times amend the Plan or any outstanding Award for any purpose that may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of Awards. Notwithstanding the foregoing, (i) no amendment that would require stockholder approval under the rules of the New York Stock Exchange may be made effective until stockholder approval has been obtained, (ii) no amendment limiting or removing the prohibition on repricing of options shall be effective unless stockholder approval is obtained, (iii) to the extent required by Section 162(m) of the Code, no amendment applicable to an Award that is intended to comply with Section 162(m) shall be effective unless stockholder approval is obtained as required under Section 162(m) and (iv) to the extent required under Section 422 of the Code, no amendment or modification to an incentive stock option shall be effective unless stockholder approval is obtained. No amendment of the Plan or any agreement evidencing Awards under the Plan may materially adversely affect the rights of any Participant under any Award previously granted without such Participant’s consent.

0

KADANT INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 17, 2017

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jonathan W. Painter, Michael J. McKenney and Sandra L. Lambert, or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Kadant Inc., a Delaware corporation (the “Company”), to be held on Wednesday, May 17, 2017 at 2:30 p.m. at the corporate offices of Kadant Inc. at One Technology Park Drive, Westford, Massachusetts 01886, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on March 21, 2017, with all of the powers the undersigned would possess if personally present at such meeting:

(Continued and to be signed on the reverse side.)

1.1	14475

Important Notice of Availability of Proxy Materials for the Shareholder Meeting of

KADANT INC.

To Be Held On:

May 17, 2017 at 2:30 PM

at the corporate offices located at One Technology Park Drive, Westford, Massachusetts 01886

COMPANY NUMBER
ACCOUNT NUMBER
CONTROL NUMBER

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. To view these materials, please have your control number available.

If you want to receive a paper or e-mail copy of the proxy materials you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery, please make the request as instructed below before 5/3/17.

Please visit http://www.astproxyportal.com/ast/11818/, where the following materials are available for view:

• Notice of Annual Meeting of Stockholders • Proxy Statement • Form of Electronic Proxy Card • 2016 Annual Report to Stockholders
TO REQUEST MATERIAL:	TELEPHONE: 888-Proxy-NA (888-776-9962) and 718-921-8562 (for international callers) E-MAIL: info@amstock.com
WEBSITE: https://us.astfinancial.com/proxyservices/requestmaterials.asp
TO VOTE:

ONLINE:  To access your online proxy card, please visit www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

IN PERSON: You may vote your shares in person by attending the Annual Meeting.

TELEPHONE: To vote by telephone, please visit www.voteproxy.com to view the materials and to obtain the toll free number to call.

MAIL:  You may request a card by following the instructions above.

	THE BOARD OF DIRECTORS OF KADANT INC. RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF DIRECTORS.	THE BOARD OF DIRECTORS OF KADANT INC. RECOMMENDS THAT YOU VOTE FOR PROPOSALS 2, 4, 5, and 6, AND FOR AN ONE YEAR FREQUENCY ON PROPOSAL 3.

1.	Election of two directors to the class to be elected for a three-year term expiring in 2020.	2.	To approve, by non-binding advisory vote, our executive compensation.
	NOMINEES: John M. Albertine Thomas C. Leonard	3.	To recommend, by non-binding advisory vote, the frequency of future executive compensation advisory votes.
		4.	To approve our annual cash incentive plan.
		5.	To approve the amendment and restatement of our amended and restated 2006 equity incentive plan.
		6.	To ratify the selection of KPMG LLP as our company’s independent registered public accounting firm for 2017.
		7.	In their discretion on such other matters as may properly come before the Meeting or any adjournment thereof.

Please note that you cannot use this notice to vote by mail.

ANNUAL MEETING OF STOCKHOLDERS OF

KADANT INC.

May 17, 2017

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, proxy card and 2016 Annual Report are available at http://www.astproxyportal.com/ast/11818/

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

¯  Please detach along perforated line and mail in the envelope provided.  ¯

00003303040303030000 9	051717

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED AND FOR PROPOSALS 2, 4, 5, and 6 AND FOR AN ONE YEAR FREQUENCY ON PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED AND FOR PROPOSALS 2, 4, 5, AND 6, AND FOR AN ONE YEAR FREQUENCY ON PROPOSAL 3. IF OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THE PROXY WILL VOTE IN THEIR DISCRETION.		1.	Election of two directors to the class to be elected for a three-year term expiring in 2020.
			Nominees:	FOR	AGAINST	ABSTAIN
			John M. Albertine	☐	☐	☐
			Thomas C. Leonard	☐	☐	☐

				FOR	AGAINST	ABSTAIN
Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.		2.	To approve, by non-binding advisory vote, our executive compensation.	☐	☐	☐

PLEASE DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.			1 YEAR	2 YEARS	3 YEARS	ABSTAIN
		3.	To recommend, by non-binding advisory vote, the frequency of future executive compensation advisory votes. ☐	☐	☐	☐

				FOR	AGAINST	ABSTAIN
		4.	To approve our annual cash incentive plan.	☐	☐	☐

				FOR	AGAINST	ABSTAIN
		5.	To approve the amendment and restatement of our amended and restated 2006 equity incentive plan.	☐	☐	☐

				FOR	AGAINST	ABSTAIN
		6.	To ratify the selection of KPMG LLP as our company’s independent registered public accounting firm for 2017.	☐	☐	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐	7.	In their discretion on such other matters as may properly come before the Meeting or any adjournment thereof.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

KADANT INC.

May 17, 2017

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, proxy card and 2016 Annual Report are available at http://www.astproxyportal.com/ast/11818/

¯  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  ¯

00003303040303030000 9	051717

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED AND FOR PROPOSALS 2, 4, 5, and 6

AND FOR AN ONE YEAR FREQUENCY ON PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO AN PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED AND FOR PROPOSALS 2, 4, 5, AND 6, AND FOR A ONE YEAR FREQUENCY ON PROPOSAL 3. IF OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THE PROXY WILL VOTE IN THEIR DISCRETION.		1.	Election of two directors to the class to be elected for a three-year term expiring in 2020.
			Nominees:	FOR	AGAINST	ABSTAIN
			John M. Albertine	☐	☐	☐
			Thomas C. Leonard	☐	☐	☐

				FOR	AGAINST	ABSTAIN
Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.		2.	To approve, by non-binding advisory vote, our executive compensation.	☐	☐	☐

PLEASE DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.			1 YEAR	2 YEARS	3 YEARS	ABSTAIN
		3.	To recommend, by non-binding advisory vote, the frequency of future executive compensation advisory votes. ☐	☐	☐	☐

				FOR	AGAINST	ABSTAIN
		4.	To approve our annual cash incentive plan.	☐	☐	☐

				FOR	AGAINST	ABSTAIN
		5.	To approve the amendment and restatement of our amended and restated 2006 equity incentive plan.	☐	☐	☐

				FOR	AGAINST	ABSTAIN
		6.	To ratify the selection of KPMG LLP as our company’s independent registered public accounting firm for 2017.	☐	☐	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐	7.	In their discretion on such other matters as may properly come before the Meeting or any adjournment thereof.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.